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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT


                                  by and among


                          REGENT COMMUNICATIONS, INC.,

                                as the Purchaser,


                                       and


                            BRILL MEDIA COMPANY, LLC

                                       and

                           CERTAIN OF ITS SUBSIDIARIES
                            IDENTIFIED ON EXHIBIT A,

                                 as the Sellers



                           Dated as of August 22, 2002



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                                TABLE OF CONTENTS

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                                                                                           ----
ARTICLE I PURCHASE AND SALE..................................................................2

        Section 1.1  Purchase and Sale of Assets.............................................2
        Section 1.2  Excluded Assets.........................................................4
        Section 1.3  Assumed Liabilities.....................................................5
        Section 1.4  Excluded Liabilities....................................................5
        Section 1.5  Non-Assignment of Assumed Contracts.....................................6
        Section 1.6  Purchase Price..........................................................6
        Section 1.7  Prorations and Adjustments..............................................8
        Section 1.8  Accounts Receivable.....................................................9
        Section 1.9  Deferred Agreements.....................................................9

ARTICLE II THE CLOSING......................................................................11

        Section 2.1  Closing................................................................11
        Section 2.2  Time Brokerage Agreement...............................................12
        Section 2.3  Acquisition Subsidiaries...............................................12
        Section 2.4  Deposit................................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................................13

        Section 3.1  Organization...........................................................14
        Section 3.2  Authority Relative to this Agreement...................................14
        Section 3.3  Consents and Approvals.................................................15
        Section 3.4  No Violations..........................................................15
        Section 3.5  Financial Statements...................................................15
        Section 3.6  Litigation.............................................................16
        Section 3.7  No Default.............................................................16
        Section 3.8  No Violation of Law....................................................16
        Section 3.9  FCC Licenses...........................................................17
        Section 3.10  Environmental Matters.................................................18
        Section 3.11  Employee Benefits; Labor Matters......................................18
        Section 3.12  Real Property.........................................................19
        Section 3.13  Title to and Use of Property..........................................20
        Section 3.14  Contracts.............................................................21
        Section 3.15  Intellectual Property.................................................22
        Section 3.16  Bankruptcy Administrative Officer Approval and Recommendation.........23
        Section 3.17  FAA Compliance........................................................23
        Section 3.18  Investment............................................................23
        Section 3.19  Access to Information.................................................24
        Section 3.20  Offering Restrictions.................................................24
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
        Section 3.21  Condition of Equipment................................................24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................24

        Section 4.1  Organization...........................................................24
        Section 4.2  Authority Relative to this Agreement...................................25
        Section 4.3  Non-Contravention; Approvals and Consents..............................25
        Section 4.4  Legal Proceedings......................................................25
        Section 4.5  Financing..............................................................26
        Section 4.6  Valid Issuance.........................................................26

ARTICLE V COVENANTS.........................................................................26

        Section 5.1  Conduct of Business....................................................26
        Section 5.2  Access and Information.................................................27
        Section 5.3  Filings; Other Action..................................................27
        Section 5.4  FCC Licenses...........................................................28
        Section 5.5  FCC Applications.......................................................28
        Section 5.6  Public Announcements...................................................38
        Section 5.7  Bankruptcy Actions.....................................................29
        Section 5.8  Tax Returns and Filings; Payment of Taxes..............................30
        Section 5.9  Tax Matters............................................................30
        Section 5.10  Employment Matters....................................................30
        Section 5.11  Brokers or Finders....................................................32
        Section 5.12  Audit.................................................................32
        Section 5.13  Rejected Contracts....................................................32
        Section 5.14  Additional Matters....................................................32
        Section 5.15  Bidding Procedures....................................................32

ARTICLE VI ADDITIONAL POST-CLOSING COVENANTS................................................33

        Section 6.1  Further Assurances.....................................................33
        Section 6.2  Books and Records; Personnel...........................................33
        Section 6.3  Third Party Rights.....................................................34
        Section 6.4  Further Agreements.....................................................34
        Section 6.5  Shelf Registration.....................................................34

ARTICLE VII CONDITIONS PRECEDENT............................................................35

        Section 7.1  Conditions Precedent to Obligations of the Sellers and the Purchaser...35
        Section 7.2  Conditions Precedent to Obligation of the Sellers......................36
        Section 7.3  Conditions Precedent to Obligations of the Purchaser...................36

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................................37

        Section 8.1  Termination by Mutual Consent..........................................37
        Section 8.2  Termination by Either the Purchaser or the Sellers.....................37
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
        Section 8.3  Termination by the Sellers.............................................37
        Section 8.4  Termination by the Purchaser...........................................38
        Section 8.5  Effect of Termination and Abandonment..................................38

ARTICLE IX DELIVERIES AT CLOSING............................................................38

        Section 9.1  Sellers' Deliveries at Closing.........................................38
        Section 9.2  Purchaser's Deliveries at Closing......................................39
        Section 9.3  Required Documents.....................................................39

ARTICLE X GENERAL PROVISIONS................................................................39

        Section 10.1  Notices...............................................................39
        Section 10.2  Risk of Loss..........................................................40
        Section 10.3  Descriptive Headings..................................................41
        Section 10.4  Entire Agreement; Assignment..........................................41
        Section 10.5  Governing Law.........................................................41
        Section 10.6  Venue and Retention of Jurisdiction...................................41
        Section 10.7  Expenses..............................................................41
        Section 10.8  Amendment.............................................................41
        Section 10.9  Waiver................................................................42
        Section 10.10  Counterparts; Effectiveness..........................................42
        Section 10.11  Parties in Interest..................................................42
        Section 10.12  Enforcement of Agreement.............................................42
        Section 10.13  Liability of the Bankruptcy Administrative Officer...................42
        Section 10.14  Non-Survival of Representations, Warranties and Agreements...........43
        Section 10.15  No Other Representations.............................................43

ARTICLE XI DEFINITIONS......................................................................43

        Section 11.1  Defined Terms.........................................................43
        Section 11.2  Other Definitional Provisions.........................................49
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                                      iii

                            ASSET PURCHASE AGREEMENT

                This ASSET PURCHASE AGREEMENT, dated as of August 22, 2002 (this "Agreement"), is made and entered into by and among REGENT COMMUNICATIONS, INC., a Delaware corporation (the "Purchaser"), BRILL MEDIA COMPANY, LLC, a Virginia limited liability company ("Brill") and certain of its subsidiaries identified on Exhibit A attached hereto (the "Brill Subsidiaries" and, together with Brill, the "Sellers"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XI.

                WHEREAS, the Sellers are engaged in the business of owning and operating the Radio Broadcast Stations (the "Business");

                WHEREAS, on January 17, 2002, involuntary petitions for relief under chapter 7 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330 (as amended, the "Bankruptcy Code"), were filed against Brill, and certain of its wholly-owned subsidiaries, Brill Media Management, Inc. ("BMM") and BMC Holdings, LLC ("BMCH", collectively with BMM and Brill, the "Involuntary Debtors"), by petitioning creditors ("Petitioning Creditors") in the United States Bankruptcy Court for the Southern District of Indiana, Evansville Division (the "Bankruptcy Court");

                WHEREAS, on February 4, 2002, the Bankruptcy Court entered a stipulated Order (the "Stipulated Order") pursuant to which the Involuntary Debtors agreed, among other things, to consent to the relief sought by the involuntary petitions, and, on February 6, 2002 (the "Conversion Date"), the Involuntary Debtors converted their cases under chapter 7 of the Bankruptcy Code to cases under chapter 11 of the Bankruptcy Code;

                WHEREAS, on February 20, 2002, each Seller (other than Brill), as well as other direct and indirect subsidiaries of Brill, pursuant to the Stipulated Order, filed a voluntary petition (the "Petitions") for relief commencing its own case under chapter 11 of the Bankruptcy Code before the Bankruptcy Court (the cases under chapter 11 of the Bankruptcy Code of the Involuntary Debtors and such subsidiaries of Brill, as consolidated for purposes of administration by the Bankruptcy Court, the "Chapter 11 Case"); and

                WHEREAS, the Purchaser desires to purchase and obtain the assignment from the Sellers, and the Sellers desire to sell, convey, assign, and transfer to the Purchaser substantially all of the assets and properties of the Sellers relating to the Business, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363, and 365 of the Bankruptcy Code (collectively, the "Contemplated Transactions").

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

        Section 1.1 Purchase and Sale of Assets On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, the Sellers' rights, title, and interests in and to the Business, including, without limitation, all of the assets, properties, rights and contractual rights of the Sellers, and claims of the Sellers, used, held for use or useable in the Business (other than the Excluded Assets), wherever located, whether tangible or intangible (such rights, title, and interests in and to all such assets, properties, rights, contracts, and claims being collectively referred to herein as the "Assets"), free and clear of any and all Encumbrances as set forth in Section 363 of the Bankruptcy Code other than Permitted Encumbrances on Real Property. The Assets shall include, but shall not be limited to, all the Sellers' rights, title, and interests in and to the assets, properties, rights, contracts, and claims described below, but shall specifically exclude the Excluded Assets:

                (a) the FCC licenses, permits and other authorizations, including antenna structure registrations and any temporary waiver or special temporary authorization, issued to or held by the Sellers exclusively in connection with the conduct of the Business and operation of the Radio Broadcast Stations, including any pending applications therefor, along with renewals or modifications of such items between the date hereof and the Closing Date, including, but not limited to those set forth in Section 1.1(a) of the Seller Disclosure Letter (the "FCC Licenses");

                (b) all equipment including, broadcast equipment, transmitters and related equipment, broadcast tower, electrical devices, antennae, cables, tools and hardware, including without limitation, such material assets which are listed or referred to in Section 1.1(b) of the Seller Disclosure Letter, together with any replacements thereof and additions thereto made between the date hereof and the Closing Date (the "Station Equipment");

                (c) each of the Radio Broadcast Station's public inspection files, filings with the FCC related to the Business, and such technical information, engineering data, and rights under manufacturers' warranties as exist at Closing and relate to the Business;

                (d) the permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other governmental authorizations, consents, waivers, registrations and approvals (other than the FCC Licenses which are covered by clause (a) above) necessary to conduct the Business as presently conducted, including any pending applications therefor as set forth in
Section 1.1(d) of the Seller Disclosure Letter, in each case to the extent the same are assignable (the "Permits," and together with the FCC Licenses, the "Governmental Licenses");

                (e) all furnishings, furniture, fixtures, office materials and supplies, inventory, spare parts, vehicles, equipment, computers, and other tangible personal property of every kind and description which are held for use, used or usable in the operation of the Business, including, without limitation, such material assets which are listed in Section 1.1(e) of the Seller Disclosure Letter;

                (f) all the Intellectual Property, including all trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, used, held for use or useable in connection with the Business (and all goodwill associated therewith), including without limitation all right, title and interest in and to the marks consisting of each of the Radio Broadcast Station's call letters and any and all variations thereof, and all of those listed and described in Section 1.1(f) of the Seller Disclosure Letter;

                (g) all programs and programming materials and elements of whatever form or nature used, held for use or useable in the Business, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights used, held for use or useable in the Business;

                (h) all internet web sites relating exclusively to the Radio Broadcast Stations, including without limitation all internet domain leases and domain names of the Radio Broadcast Stations, the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the "visitor" email database for those sites;

                (i) all copies of marketing brochures and materials and other printed or written materials in any form or medium relating to the Sellers' ownership or operation of the Business that the Sellers are not required by law to retain and duplicates of any such materials that the Sellers are required by law to retain;

                (j) all rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Business;

                (k) all Time Sales Agreements, Trade Agreements, Real Property Leases and those Contracts listed in Section 1.1(k) of the Seller Disclosure Letter (collectively, the "Assumed Contracts"). Purchaser may, in its discretion, require that additional Contracts related to the Business be added to Section 1.1(k) of the Seller Disclosure Letter prior to the entry of the Sale Order;

                (l) all books and records of the Business, including, without limitation, data processing records, employment and personnel records, customer lists, files and records, advertising and marketing data and records, credit records, records relating to suppliers, and other data;

                (m) subject to Section 1.7, all credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items (and, in each case, security interests from third parties relating thereto);

                (n) all computer software programs and databases used, held for use or useable by the Sellers in the conduct of the Business, whether owned, licensed, leased, or internally developed (in each case, subject to applicable restrictions);

                (o) all telephone numbers (other than "Brill Media" telephone numbers) and all electronic mail addresses (other than brillmedia.com electronic mail addresses and Brill Media web pages) used, held for use or useable by the Sellers in the conduct of the Business;

                (p) all real property owned in fee by Sellers as more fully described in Section 1.1(p) of the Seller Disclosure Letter, and all of the rights arising out of the ownership thereof or appurtenant thereto (the "Real Property"), together with all buildings, structures, facilities, fixtures and other improvements thereto (the "Improvements"); and

                (q) (i) the leases and subleases of real property described in
Section 1.1(q)(i) of the Seller Disclosure Letter as to which a Seller is the lessor or sublessor and (ii) the leases and subleases of real property described in Section 1.1(q)(ii) of the Seller Disclosure Letter as to which a Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the leases and subleases described in subclauses (i) and (ii), the "Real Property Leases").

        Notwithstanding the foregoing, at or prior to the Closing, Purchaser may decide, in the exercise of its sole discretion, not to purchase any one or more of the Assets (and, in such event, not to assume any liability secured by, arising from the acquisition of, or otherwise relating to, any such Asset); provided, that, in no event shall such decision reduce the Purchase Price.


        Section 1.2 Excluded Assets. The following assets, properties, and rights (collectively, the "Excluded Assets") are not included in the Assets and shall be retained by the Sellers:

                (a) the capital stock of, general or limited partnership interests in, limited liability company interests in and any other equity interests of the Sellers;

                (b) cash (including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers or rights to payments for indebtedness for borrowed money or other loans or advances and rights to payments evidenced by chattel paper, documents or investments), cash equivalents and bank deposits existing as of the Closing Date;

                (c) rights to any Tax refunds of any of the Sellers, whether such refund is received as a payment or as a credit against future Taxes and any net operating losses of the Sellers;

                (d) any Contract not set forth in Section 1.1(k) of the Seller Disclosure Letter;

                (e) any claims, rights or causes of action arising under Sections 544 through 550, inclusive, and Section 553 of the Bankruptcy Code;

                (f) any proceeds or rights relating to any lawsuits, potential lawsuits, contracts of insurance, and all insurance proceeds or claims made by Sellers relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                (g) all assets related to Sellers' Employee Benefit Plans;

                (h) the Seller Accounts Receivable;

                (i) the Promissory Notes; and

                (j) any other asset, property, right, Contract, or claim set forth in Section 1.2(j) of the Seller Disclosure Letter.

        Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and/or accept assignment from the Sellers and thereafter pay, perform, or discharge in accordance with their terms the following obligations of Sellers (the "Assumed Liabilities"):

                (a) the obligations of the Sellers under the Assumed Contracts that, by the terms of such Assumed Contracts, arise after Closing, relate to or are incurred in periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date (except to the extent such obligations arise out of or are related to activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date), including (a) all agreements for the sale of advertising time on the Radio Broadcast Stations for cash and at prices consistent with Sellers' ordinary course of business pricing policies for which no payment has been received and which do not have more than twelve (12) months remaining in their term ("Time Sales Agreements"); and (b) (subject to Section 1.7(f)) all agreements which are for consideration other than cash, such as merchandise, services or promotional consideration arising in the ordinary course of business consistent with the past practices of Sellers ("Trade Agreements"); and

                (b) all liabilities prorated against the Sellers pursuant to
Section 1.7.

At Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers shall assume and sell, transfer and assign to Purchaser the Assumed Contracts (including the Real Property Leases), and shall have obtained prior Bankruptcy Court approval for same in the Sale Order. The cure amounts, as determined by the Bankruptcy Court, if any (the "Cure Amounts"), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts (including the Real Property Leases), shall be paid prior to Closing by Sellers and not by the Purchaser and, subject to Section 1.7(b), the Purchaser shall have no liability therefor.

        Section 1.4 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Sellers of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Purchaser, other than the Assumed Liabilities. Sellers will retain all liabilities and obligations of the Sellers, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Purchaser as successor in interest to Sellers, regardless of whether any such matters are disclosed on the Seller Disclosure Letter hereto (the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Purchaser shall not assume, and the Sellers, shall remain responsible for the following:

                (a) any liabilities or obligations (whether absolute, contingent, or otherwise) which accrue with respect to the Assets or Sellers' operation of the Business on or prior to the Closing Date;

                (b) any liability or obligation of the Sellers for any Taxes of any kind (except for any Taxes subject to proration under Section 1.7 for which Purchaser received a credit against the Purchase Price);

                (c) any liabilities or obligations which accrue with respect to the Excluded Assets, whether before, on or after the Closing Date;

                (d) any liability or obligation in respect of any Employee Benefit Plan or any other Seller Plan;

                (e) any liabilities or obligations of the Sellers arising under the Worker Adjustment and Retraining Notification Act or similar state law ("WARN"); and

                (f) any liabilities and obligations of the Sellers arising under
Section 4980B of the Code ("COBRA") or similar state law.

        Section 1.5 Non-Assignment of Assumed Contracts. Anything contained herein to the contrary notwithstanding, but subject to Section 7.3(c) and (e), this Agreement shall not constitute an agreement to assign any Assumed Contract, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of the third party thereto, would constitute a breach thereof or in any way negatively affect the rights of the Sellers or the Purchaser, as the assignee of such Assumed Contract, as the case may be, thereunder. If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, the Sellers will cooperate with the Purchaser without further consideration in any reasonable arrangement designed to both (a) provide the Purchaser benefits under any such Assumed Contract and (b) cause the Purchaser to bear all costs and obligations of or under any such Assumed Contract arising or incurred from and after the Closing. Any assignment to the Purchaser of any Assumed Contract that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any third party for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

        Section 1.6 Purchase Price. (a) The aggregate purchase price for the Assets shall be $62,029,000. The Purchase Price shall be payable (subject to subparagraph (d) of this Section 1.6)at the Closing as follows: (i) $31,014,500 in cash (as adjusted pursuant to Sections 1.7 and 1.9(b)(iv)) payable in immediately available United States funds (the "Cash Consideration"), and (ii) $31,014,500, payable by delivery in the manner provided in Section 2.1, of that number of shares of Common Stock, rounded up to the nearest whole share, equal to the result obtained by dividing (x) $31,014,500 by (y) the Per Share Price (the "Stock Consideration"). The Cash Consideration and the Stock Consideration may collectively be referred to at the "Purchase Price."

        The Purchase Price shall be allocated among the Sellers in accordance with the allocation set forth in a certificate approved by the Bankruptcy Court and reasonably acceptable to Purchaser and delivered by Sellers to Purchaser not less than two Business Days prior to the Closing Date. Following the Closing, Sellers agree that any Stock Consideration received by the Sellers will only be distributed (i) pursuant to a valid exemption from registration (or pursuant to a registration statement), and (ii) only upon Purchasers' receipt of such documents, materials and information (or copies thereof) as the Purchaser may reasonably request to ensure Purchaser's compliance with any applicable state and Federal securities laws. Sellers will use their reasonable best efforts to limit distribution of the Stock Consideration to creditors who would receive not less than a number of shares of Common Stock as agreed to by Purchaser and Sellers.

        The following legend shall be placed on each certificate representing shares of Common Stock issued to Sellers or any creditor who receive shares of Common Stock pursuant to an exemption from registration in a private offering (or such other legend as Purchaser reasonably determines is appropriate):

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN COMPLIANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THAT ACT AND ANY SUCH APPLICABLE LAWS."

                (b) The Purchase Price allocated to Sellers pursuant to Section 1.6(a) above shall be allocated in accordance with Section 1060 of the Code. On or prior to the date ninety (90) days after the Closing Date, Purchaser shall provide Sellers with Purchaser's proposed allocation of the total consideration paid for the Assets. Such Allocation shall be binding on each Seller, its Affiliates and the Purchaser for all Tax reporting purposes unless the relevant Seller can establish that such allocation is unreasonable. Sellers and Purchaser agree to file Internal Revenue Service Form 8594, and any other forms or statements required by the Code (or state or local Tax law) consistent with such allocation.

                (c) The Purchaser and Sellers shall comply with the procedures set forth in the Consent Order Approving Bidding Procedures dated June 25, 2002, relating to the Brill bankruptcy, including but not limited to making any deposits in a timely manner.

                (d) Notwithstanding the foregoing, in the event that the Per Share Price is less than $7.50 per share, Purchaser reserves the right, in its sole discretion, to reallocate the Purchase Price at the Closing among the Cash Consideration and the Stock Consideration to increase the allocation of the cash portion of the Purchase Price in Section 1.6(a)(i).

        Section 1.7 Prorations and Adjustments. (a) The following prorations relating to the Assets and the ownership and operation of the Business and adjustments to the Purchase Price will be made as of the Closing Date, to the extent practicable, with the Sellers liable to the extent such items relate to any time period prior to the Closing Date and the Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:

                        (i) Ad valorem, real estate and other property taxes on or with respect to the Assets.

                        (ii) Rents, additional rents, taxes and other items payable by the Sellers under the Real Property Leases.

                        (iii) The amount of rents, taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the real property subject to the Real Property Leases.

                        (iv) Business and license fees, music and other license fees (including any retroactive adjustments thereof).

                        (v) All other items normally adjusted in connection with similar transactions.

                        (vi) Within ten (10) calendar days of the date of the commencement of the Time Brokerage Agreement, Seller shall deliver to Purchaser a report, dated as of the date of commencement of the Time Brokerage Agreement (the "Commencement Date Trade Report") which report lists all Trade Agreements included in the Assets and the contract end date for each Trade Agreement together with an itemized statement, determined in accordance with generally accepted accounting principles, of the aggregate value of time owed ("Barter Payable") pursuant to each of the Trade Agreements and the aggregate value of goods and services to be received ("Barter Receivable") pursuant to each of the Trade Agreements. To the extent that the aggregate value as reflected on the Commencement Date Trade Report of the Station's Barter Payable is greater than the aggregate value as reflected on the Commencement Date Trade Report of the Barter Receivable, Purchaser shall be entitled to receive the difference at Closing as a credit against the Cash Consideration.

                (b) The Cash Consideration payable pursuant hereto shall be increased by: (i) the lesser of (A) $337,000, and (B) the amount necessary to cover damages for any Contracts rejected by the Sellers, and (ii) the lesser of
(A) $134,000, and (B) the amount necessary to cover Sellers' obligation to pay all Cure Amounts hereunder. Notwithstanding the foregoing, Sellers acknowledge that they alone are responsible for the determination and payment of damages for any Contracts rejected and any Cure Amounts. Sellers agree to keep Purchaser advised of any claims for rejection damages and any disputes with third parties regarding such claims or any Cure Payments and provide Purchaser with the opportunity to participate in discussions regarding the determination of such rejection claims and/or the resolution of any such disputes. Sellers will provide prompt notice to Purchaser of the receipt of any claims for rejection damages along with copies of relevant documentation and disclosure of any defenses or offsets that may be available to Sellers.

                (c) Except as otherwise agreed by the parties, the net amount of all such prorations and adjustments shall be settled and paid on the Closing Date by appropriate adjustment of the Cash Consideration. As to those prorations and adjustments not readily ascertained on the Closing Date, Purchaser and Sellers will use their commercially reasonable best efforts to resolve and pay all adjustments and prorations hereunder within ninety (90) calendar days of the Closing Date. Real and personal property Taxes with respect to any Assets shall be pro-rated based on the ratio of number of days in the pre-Closing period to the number of days in the actual taxable period with respect to which Tax is assessed, irrespective of when such Taxes are due, become a lien or are assessed. Sales and use Taxes shall be deemed to accrue as property is purchased, sold, used, or transferred. All other Taxes shall accrue in accordance with generally accepted accounting principles.

        Section 1.8 Accounts Receivable.


        Purchaser acknowledges that all accounts receivable arising prior to the Effective Date of the Time Brokerage Agreement in connection with the operation of the Stations shall remain the property of Sellers (the "Seller Accounts Receivable") and that Purchaser shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of 120 days from the Effective Date of the Time Brokerage Agreement (the "Collection Period"). Purchaser agrees to use reasonable efforts to collect the Seller Accounts Receivable and pay such collections on a monthly basis (less any commissions and/or other expenses due thereon which Purchaser is hereby directed to pay on Sellers behalf), provided, that, Purchaser's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, Sellers and their agents shall not make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due. After the Collection Period, any remaining Seller Accounts Receivable shall be returned to Sellers for collection.

        Section 1.9 Deferred Agreements.

                (a) (i) At any time prior to confirmation of the Bankruptcy Plan, the Purchaser may designate any or all of the studio leases set forth in
Section 1.9(a) of the Seller Disclosure Letter (the "Deferred Leases") as an additional real estate lease to be assumed by Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code. Upon any such designation, Sellers shall promptly file a motion for an order (with such motion and order in form and substance reasonably satisfactory to Purchaser) authorizing and approving the assumption and assignment of such Deferred Lease(s) to the Purchaser pursuant to Section 365 of the Bankruptcy Code and Sellers shall be solely and exclusively liable for all Cure Amounts which arise in connection with the Deferred Lease(s). Upon entry of a final order, which shall be final and non-appealable, approving such assumption and assignment (the "Deferred Real Property Lease Order"), the Deferred Lease(s) shall thereafter be deemed as a Real Property Lease for all purposes of this Agreement. Sellers shall be solely and exclusively liable for all payments and liabilities which arise in connection with the Deferred Lease(s) whether before, on, or after the Closing Date, until such time as the Deferred Real Property Lease Order is entered. Prior to the entry of the Deferred Real Property Lease Order, Sellers shall comply with all of its obligations under the Deferred Lease(s).

                        (ii) Prior to the assignment and assumption of the Deferred Leases as described in Section 1.9(a)(i) above, Sellers and the Purchaser shall take all actions and use their respective commercially reasonable best efforts to enter into a sublease (the "Subleases") of the entire demised premises with respect to the Deferred Leases (the "Subleased Premises"), cancelable by Purchaser on thirty (30) days prior written notice, granting the Purchaser the use of the Subleased Premises under the same material terms, conditions, rights and obligations as the Sellers enjoy as of the Closing Date, as such terms and conditions may be modified if deemed to be reasonably acceptable to Sellers and the Purchaser. Purchaser shall have the option to terminate the Subleases at any time without premium or penalty, by giving thirty
(30) days prior written notice of such election to Sellers.

                        (iii) With respect to the assignment and assumption of the Deferred Lease described in Section 1.9(a)(i) above and/or the Sublease described in Section 1.9(a)(ii), as the case may be, the Sellers also agree (x) to take all actions and use commercially reasonable best efforts to cause the Purchaser to enjoy the rights and benefits of the Deferred Lease and/or Sublease, as the case may be, under the same terms and conditions as the Sellers enjoys in effect as of the Closing Date, (y) not to disturb Purchaser's right to quiet enjoyment of the Deferred Lease and/or the Sublease, as the case may be and (z) defend against any injunction or other judgment that would disturb or in any way impair Purchaser's right to quiet enjoyment of the Deferred Lease and/or Sublease, as the case may be.

                        (iv) Sellers agree that they will diligently prosecute the pending motion to extend the time to accept or reject their non-residential real property leases so that the date for assumption or rejection of the non-residential real property leases is extended beyond the current expiration date of October 18, 2002. Sellers agree to use their best efforts to file and diligently prosecute such additional motions as may be necessary or required to continually extend the date for assumption or rejection of the non-residential real property leases until the confirmation of the Bankruptcy Plan.

                (b) (i) Listed in Section 1.9(b) of the Seller Disclosure Letter are certain capital equipment and personal property leases that the Purchaser may desire to treat as Assumed Contracts (the "Deferred Contracts"). The Purchaser will have the option, exercisable until the Closing Date, to designate in writing any or all Deferred Contracts as an Assumed Contract. Upon such designation, Sellers shall promptly file a motion for one or more orders (with each such motion and order in form and substance reasonably acceptable to the Purchaser) authorizing and approving the assumption and assignment of such Deferred Contracts to Purchaser pursuant to Section 365 of the Bankruptcy Code and Sellers shall be solely and exclusively liable for all Cure Amounts which arise in connection with the Deferred Contracts. Upon the entry of a final order, which shall be final and non-appealable, approving such assumption and assignment (the "Deferred Contracts Order"), such Deferred Contracts shall thereafter be Assumed Contracts for all purposes of this Agreement. Sellers shall be solely and exclusively liable for all payments and liabilities which arise in connection with the Deferred Contracts until such time as the Deferred Contracts Order is entered.

                        (ii) Prior to the assignment and assumption of the Deferred Contracts as described in Section 1.9(b)(i) above, Sellers and the Purchaser shall take all actions and use their respective commercially reasonable best efforts to enter into a sublease (the "Equipment

Subleases") of the equipment and personal property with respect to the Deferred Contracts (the "Subleased Equipment"), cancelable by Purchaser on thirty (30) days prior written notice, granting the Purchaser the use of the Subleased Equipment under the same material terms, conditions, rights and obligations as the Sellers enjoy as of the Closing Date, as such terms and conditions may be modified if deemed to be reasonably acceptable to Sellers and the Purchaser. Purchaser shall have the option to terminate the Equipment Subleases at any time without premium or penalty, by giving thirty (30) days prior written notice of such election to Sellers.

                        (iii) With respect to the assignment and assumption of the Deferred Contracts described in Section 1.9(b)(i) above and/or the Equipment Subleases described in Section 1.9(b)(ii), as the case may be, the Sellers also agree to take all actions and use commercially reasonable best efforts to cause the Purchaser to enjoy the rights and benefits of the Deferred Contracts and/or Equipment Subleases, as the case may be, under the same terms and conditions as the Sellers enjoys in effect as of the Closing Date, and defend against any injunction or other judgment that would disturb or in any way impair Purchaser's right to use the equipment under the Deferred Contracts and/or Equipment Subleases, as the case may be.

                        (iv) This Section 1.9(b) shall be inapplicable to the extent that the Deferred Contracts are determined not to be leases but rather are financing agreements where the equipment and personal property are sold free and clear of such financing agreements. Sellers agree that they will, at Purchaser's request, seek a determination from the Bankruptcy Court on whether the Deferred Contracts are leases or financing agreements prior to the Closing Date. If Purchaser requests a determination as to whether any Deferred Contract is a financing agreement and there is a determination that such Deferred Contract is a financing agreement, and if there is a further determination that there is an unsecured claim after the equipment and the personal property subject of such Deferred Contract are valued by the Bankruptcy Court, Purchaser will accept liability for the payment for the amount that would otherwise be payable by the estate on the unsecured claim as reasonably estimated by the Bankruptcy Administrative Officer and the Cash Consideration will be increased by the amount of such payment.

                (c) From and after the Effective Date of the Time Brokerage Agreement, Sellers shall provide Purchaser with access to and the use of (i) the equipment and personal property under the Deferred Contracts, and (ii) the facilities under the Deferred Leases.

                                   ARTICLE II
                                   THE CLOSING

        Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenebaum Doll & McDonald PLLC, 3300 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202 at 10:00 a.m., prevailing time, Louisville, Kentucky, on the fifth Business Day after all the conditions set forth in Article VII shall have been satisfied or waived in writing or at such other time, date and place as the Purchaser and Sellers mutually agree upon in writing (the date of the Closing being herein referred to as the "Closing Date"). Subject to the terms and conditions hereof and of the Time Brokerage Agreement, at the Closing:

                (a) the Purchaser shall:

                        (i) pay to the Sellers, by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers, the Cash Consideration (less the Deposit if then held in cash and any interest accrued thereon);

                        (ii) deliver to Sellers a certificate or certificates representing the Stock Consideration in the name or names designated by the Sellers pursuant to Section 1.6(a); and

                        (iii) assume the Assumed Liabilities by delivery of (A) an assumption agreement, and (B) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to the Sellers' and the Purchaser's respective counsels, as shall be effective to cause the Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.3 (all such instruments referred to in this subclause (iii) being collectively referred to herein as the "Assumption Instruments").

                (b) the Sellers shall assign and transfer to Purchaser all of their right, title and interest in and to the Assets (in each case, free and clear of any and all Encumbrances (other than Permitted Encumbrances on Real Property) by delivery of (i) a general assignment and bill of sale in form and substance reasonably acceptable to the Sellers' and the Purchaser's respective counsels (the "General Assignment"), duly executed by the Sellers, (ii) general warranty deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying title to the Real Property and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to the Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "Assignment Instruments").

        Section 2.2 Time Brokerage Agreement. The Sellers and the Purchaser shall enter into a time brokerage agreement substantially in the form of Exhibit B hereto (the "Time Brokerage Agreement") promptly after the Sale Order becomes a Final Order. Upon execution of the Time Brokerage Agreement, Purchaser will designate a commencement date (the "Effective Date") that will be within thirty
(30) days following such Final Order to allow for an orderly transition. At the Closing the Time Brokerage Agreement shall terminate in accordance with its terms.

        Section 2.3 Acquisition Subsidiaries. On or before the Closing, the Purchaser may designate (by written notice to the Sellers) one or more of its subsidiaries (each an "Acquisition Subsidiary") to receive all or part of the Assets; provided, however, that such designation shall not obviate the Purchaser's obligations hereunder.

        Section 2.4 Deposit. (a) Contemporaneously with the execution of this Agreement, the Purchaser shall deposit with Greenebaum Doll & McDonald PLLC (the "Escrow Agent") in immediately available funds, by wire transfer to a segregated trust or escrow account designated by the Escrow Agent, an amount in cash equal to $1,000,000 (the "First Deposit"). In addition, prior to the Auction, an additional deposit of $4,300,000 will be deposited by the Purchaser with the Escrow Agent (the "Second Deposit" and together with the First Deposit, the "Deposit"). The Escrow Agent shall invest the Deposit in U.S. government securities (or a fund comprised of such securities) selected by Escrow Agent and approved by the Purchaser.

                (b) Upon the Effective Date of the Time Brokerage Agreement, Purchaser shall provide and maintain an irrevocable standby letter of credit in the amount of $15,000,000 issued by Fleet Bank, or such other bank as reasonably acceptable to the Bankruptcy Administrative Officer, which irrevocable standby letter of credit will be in form and substance reasonably acceptable to the Bankruptcy Administrative Officer (the "Letter of Credit"). The Letter of Credit shall be for an initial term of six (6) months and will be renewable for successive six (6) month periods up to a total of two (2) years from the date of this Agreement, and will contain appropriate notice provisions to allow the Escrow Agent to draw in the event the Letter of Credit is not so renewed, in which case the Escrow Agent is hereby authorized and directed to so draw. The Letter of Credit shall be considered for all purposes as the Deposit under this
Section 2.4. The Escrow Agent shall contemporaneously exchange the $5,300,000 cash deposit then on deposit for the Letter of Credit. In the event that the Time Brokerage Agreement is terminated by Purchaser, the Letter of Credit shall be returned to the Purchaser and Purchaser shall deposit the sum of $5,300,000 as provided for in Section 2.4(a) and thereafter that sum shall be considered the Deposit. In the event that the Time Brokerage Agreement shall thereafter recommence, the above procedure with respect to the Letter of Credit shall be repeated in all respects.

                (c) In the event that the Contemplated Transactions are consummated, on the Closing Date the Escrow Agent shall return the Letter of Credit to Purchaser.

                (d) In the event that the Contemplated Transactions are not consummated and this Agreement is terminated in accordance with Section 8.3(a) or (b) hereof, the Escrow Agent shall be authorized and directed to fully draw on the Letter of Credit (in accordance with the terms and procedures specified therein) and pay the proceeds thereof to Sellers (or if the Escrow Agent is then holding cash, the Escrow Agent will release the Deposit (and any interest accrued thereon) to the Sellers). In the event that the Contemplated Transactions are not consummated and this Agreement is terminated for any reason other than as set forth in the immediately preceding sentence, the Escrow Agent shall be authorized and directed to return the Letter of Credit (or release the Deposit (and any interest accrued thereon)) to the Purchaser immediately following the expiration of the five (5) day objection period described below. The Escrow Agent shall not release monies from the Deposit (including any cash received as a result of a draw on the Letter of Credit) as set forth above to the Sellers unless and until it has received either Bankruptcy Court approval or a written instruction from the Purchaser authorizing such release. The Escrow Agent shall not return the Letter of Credit or release monies from the Deposit as set forth above to the Purchaser if the Sellers object in writing to such release within five (5) business days of the occurrence of the event providing for such release, unless and until any dispute has been resolved by the Bankruptcy Court or it receives a written instruction from the Sellers authorizing such release. Notwithstanding anything to the contrary herein, in the event of a Termination Fee Event, the Escrow Agent shall be authorized and directed to immediately release the Deposit (and any interest accrued thereon) to the Purchaser.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                The Purchaser specifically acknowledges and agrees to the following with respect to the representations and warranties of the Sellers:

                A. Purchaser will not have any recourse to any Seller or to any of the officers, directors, members or persons acting on behalf of any Seller in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof (other than for representations and warranties made herein or deemed made that are untrue due to willful misconduct or fraud) and the only remedies for a breach of such representations and warranties (other than for representations and warranties made herein or deemed made that are untrue due to willful misconduct or fraud) shall be the Purchaser's option, under certain circumstances, not to close in accordance with and subject to the limitations in Sections 7.1, 7.3 and 8.4 hereof, and, without limiting the foregoing, Purchaser shall have no remedy whatsoever for any such breach of such representations and warranties after the Closing (other than for representations and warranties made herein or deemed made that are untrue due to willful misconduct or fraud).

                B. If information provided in any section of the schedule delivered by the Sellers to the Purchaser by separate letter dated as of the date hereof and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Seller Disclosure Letter") is applicable to any other sections for which it is appropriately cross-referenced or otherwise clearly identified as applying to another section, then such information shall be deemed to have been provided with respect to all such sections.

                Except as otherwise disclosed to the Purchaser in the Seller Disclosure Letter, each of the Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

        Section 3.1 Organization. Each Seller is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has the requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted except where the failure to be so duly organized or formed, validly existing and in good standing would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect. Each Seller is duly qualified as a foreign limited liability company or corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate to have a Seller Material Adverse Effect.

        Section 3.2 Authority Relative to this Agreement. Subject to the requirement that the Sellers' entry into this Agreement and each Transaction Document to which any of them is a party be approved by the Bankruptcy Court, each of the Sellers has the corporate or limited liability company power and authority to enter into and to carry out its obligations hereunder and thereunder. Subject to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes, and upon the execution and delivery by such Seller of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms.

        Section 3.3 Consents and Approvals. To the knowledge of the Bankruptcy Administrative Officer, no material consent, approval, authorization of, declaration, filing, or registration with any Governmental or Regulatory Authority is required to be made or obtained by any of the Sellers in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which any Seller is a party and the consummation of the transactions contemplated hereby and thereby, except for (a) the consents, approvals, authorizations of, declarations, or filings with, the Bankruptcy Court, (b) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or earlier termination of the applicable waiting period thereunder, (c) the FCC Consents, and (d) the consents, approvals, authorizations, declarations, or rulings identified in Section 3.3 of the Seller Disclosure Letter. The items referred to in clauses (a) through (d) of this
Section 3.3(a) are hereinafter referred to as the "Governmental Requirements."

                (b) Except as disclosed in Section 3.3 of the Seller Disclosure Letter, the execution and delivery by the Sellers of this Agreement do not and, upon execution and delivery thereof in accordance with this Agreement, the Transaction Documents will not, and the performance by the Sellers of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Encumbrance upon any of the Assets or properties of the Sellers or require the consent of any other party, under any of the terms, conditions or provisions of any Contracts listed in Section
3.14 of the Seller Disclosure Letter (other than any default referred to in Section 365(b)(2) of the Bankruptcy Code).

        Section 3.4 No Violations. Assuming that the Governmental Requirements shall be satisfied, made, or obtained and will remain in full force and effect and the conditions set forth in Article VII shall have been satisfied or waived in writing, neither the execution, delivery, or performance by any Seller of this Agreement or any Transaction Document to which such Seller is a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, nor compliance by any Seller with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws or certificate of formation or limited liability company agreement of any Seller, (b) violate any order, award, writ, injunction, decree, statute, rule, or regulation applicable to any Seller or to any Seller's properties or assets or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of a Seller, except in each case for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (i) are excused by or unenforceable as a result of the filing of the Petitions or the applicability of any provision of or any applicable law of the Bankruptcy Code, or (ii) are set forth in Section 3.4 of the Seller Disclosure Letter.

        Section 3.5 Financial Statements. The audited consolidated financial statements of Brill included in Brill's Annual Report on Form 10-K for the fiscal year ended February 28, 2001 and the draft of the audited consolidated financial statements of Brill for the fiscal year ended February 28, 2002 previously provided to Purchaser (a) have been prepared from, and are in accordance with, the books and records of Brill and its consolidated subsidiaries, (b) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (d) fairly present the consolidated financial position and the consolidated results of operations and cash flows of Brill and its consolidated subsidiaries at the dates and for the periods covered thereby.

        Section 3.6 Litigation. Except for the Chapter 11 Case and except as set forth in Section 3.6 of the Seller Disclosure Letter, there is no suit, action, proceeding, charges, citation, arbitration, or investigation (whether at law or equity, before or by any Federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or, to the Sellers' or the Bankruptcy Administrative Officers' knowledge, threatened against or affecting any Seller, the outcome of which would be reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect, nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any Seller that would be reasonably likely to have a Seller Material Adverse Effect.

        Section 3.7 No Default. Except as set forth in Section 3.7 of the Seller Disclosure Letter and except to the extent excused by or unenforceable as a result of the commencement or pendency of the Chapter 11 Case or the application of any provision of the Bankruptcy Code, no Seller is in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its articles of incorporation or bylaws or certificate of formation or limited liability company agreement or partnership agreement or any other similar agreement, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which such Seller is a party or by which such Seller's properties or assets may be bound or affected, except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, (c) any order, award, writ, injunction, decree, statute, rule, or regulation applicable to such Seller or to such Seller's properties or assets, or (d) any permit, license, governmental authorization, consent, or approval necessary for such Seller to conduct its business as currently conducted, except in each case for breaches, defaults, or violations that result from the filing of the Petitions or non-payment of amounts owed prior to the filing of the Petitions.

        Section 3.8 No Violation of Law. Except as disclosed in Section 3.8 of the Seller Disclosure Letter and except to the extent excused by or unenforceable as a result of the commencement or pendency of the Chapter 11 Case or the application of any provision of the Bankruptcy Code, no Seller is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance, or regulation) of any Governmental or Regulatory Authority, any insurance company or fire rating agency, or any other similar board, organization or authority except for such violations, notices, or changes that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Except as disclosed in Section 3.8 of the Seller Disclosure Letter or except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse

Effect and except for the Chapter 11 Case, no investigation or review by any Governmental or Regulatory Authority is pending or, to the knowledge of the Sellers or the Bankruptcy Administrative Officer, threatened in writing nor has any Governmental or Regulatory Authority indicated to any Seller an intention to conduct the same. The Radio Broadcast Stations' transmitting and studio equipment is operating in material accord with the terms and conditions of the FCC Licenses, and the rules, regulations and policies of the FCC, including without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation. The Radio Broadcast Stations are not causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility and have not received any complaints with respect thereto and, to the Sellers' knowledge, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Radio Broadcast Stations' transmissions or the public's reception of such transmissions.


        Section 3.9 FCC Licenses. (a) Section 1.1(a) of the Seller Disclosure Letter identifies each of the FCC Licenses (including auxiliary licenses associated with the Stations and any pending applications with the FCC) as to the licensee, city of license, and call sign (or, with respect to applications therefor, the file number assigned by the FCC to such application). The FCC Licenses identified in Section 1.1(a) of the Seller Disclosure Letter comprise all of the material licenses, permits and other authorizations required from the FCC for the normal and lawful broadcast operations of the Radio Broadcast Stations in the manner now conducted.

                (b) No action or proceeding is pending or threatened before the FCC or other Governmental or Regulatory Authority for the revocation, non-renewal, suspension or adverse modification of the FCC Licenses. The public files which are required by the FCC to be maintained by the licensee of the Radio Broadcast Stations are current and contain all information required to be included therein. The Sellers are current with all reports, filings and other matters that it is required to file with the FCC and is not delinquent in the payment of any fees and charges due to the FCC. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Radio Broadcast Stations is in such files.

                (c) Each of the FCC Licenses is validly issued in the name of the Seller of the Radio Broadcast Station to which such FCC License applies. Each of the Sellers has delivered to the Purchaser true and complete copies of its respective FCC Licenses, including any and all amendments and other modifications thereto. Each of the FCC Licenses is in full force and effect, is valid for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the Radio Broadcast Station is located, is unimpaired by any acts or omissions of the Sellers or any of their affiliates, or the employees, agents, officers, directors, or shareholders of the Sellers or any of their affiliates, and is free and clear of any restrictions which would reasonably be expected to limit the full operation of the Radio Broadcast Stations in the manner and to the full extent as now operated (other than restrictions under the terms of the FCC Licenses themselves or generally applicable under the rules and regulations of the FCC). The Sellers are not aware of any reason why those of the FCC Licenses subject to expiration would reasonably be expected not to be renewed in the ordinary course for a full term without material qualifications, or of any reason why any of the FCC Licenses would reasonably be expected to be revoked. Each of the Radio Broadcast Stations is in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC

License would constitute a major environmental action under the current rules of the FCC. To Sellers' knowledge after due inquiry, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules of the FCC, would disqualify any Seller from assigning its FCC Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Access to the Radio Broadcast Stations' transmission facilities is restricted in accordance with the policies of the FCC.

                (d) Section 1.1(d) of the Seller Disclosure Letter accurately identifies each of the Permits held by the Sellers. The Permits identified in
Section 1.1(d) of the Seller Disclosure Letter comprise all of the licenses, permits and other authorizations required for the normal and lawful operations of the Radio Broadcast Stations in the manner now conducted, except for the FCC Licenses and except as would not cause a Seller Material Adverse Effect.

                (e) The towers used in the operation of the Radio Broadcast Stations are obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the FAA, the FCC and any other applicable requirements of law existing as of the date of this Agreement. Appropriate notification to the FAA has been filed for each such tower where required by the FCC's rules and regulations, and such tower is in full compliance with the terms of such notification.

        Section 3.10 Environmental Matters. Except as set forth in Section 3.10 of the Seller Disclosure Letter, Sellers have complied in all material respects with all Environmental Laws (as defined below) applicable to the Stations and their operations, including but not limited to the FCC's guidelines regarding RF radiation. The technical equipment included in the Station Assets does not contain any PCBs. Except as set forth in Section 3.10 of the Seller Disclosure Letter, with respect to the periods during which Sellers owned or occupied the property on which the Assets are situated, and to the knowledge of Sellers at no time prior thereto, has any hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (" Environmental Laws")), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, been released, emitted or discharged or are currently located in, on, under, or about the real property on which the Assets are situated including the transmitter sites or contained in the tangible personal property included in the Assets. Sellers shall be, as of the Closing Date and thereafter, solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Assets prior to the Closing Date.

        Section 3.11 Employee Benefits; Labor Matters. (a) Sellers have made available to Purchaser true and correct copies of each plan or arrangement (including each "employee benefit plan" as defined in Section 3(3) of ERISA and any "specified fringe benefit plan" as defined in Section 6039D of the Code) maintained or contributed to by (i) any Seller or (ii) any entity which is (or at the relevant time was) a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated service group" with, any Seller as defined in Code Section 414(b), (c), (m) or (o) (an "ERISA Affiliate") and which provides benefits to any current or former employee of any Seller employed in connection with the operation of the Radios Broadcast Stations (collectively, "Employee Benefit Plans"), and any other "group health plan" (as defined in
Section 607 of ERISA) sponsored by the Seller or an ERISA Affiliate.

                (b) Each Employee Benefit Plan complies in all material respects in form and operation with all applicable law including without limitation ERISA and the Code. Each Employee Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified. Neither the Sellers nor any ERISA Affiliate has ever contributed to a "multiemployer plan" as defined in Section 3(37) or 4001(a) of ERISA and has no withdrawal liability under any such multiemployer plan. Neither the Seller nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA. Neither the Sellers nor any ERISA Affiliate maintains or has ever maintained any employee welfare benefit plan (as defined in ERISA) providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or dependents. Neither the Sellers or any ERISA Affiliate has any announced plan or legally binding commitment to terminate or modify any Employee Benefit Plan and Sellers or any ERISA Affiliate shall continue to maintain a group health plan for at least eighteen (18) months after the Closing Date. It is expressly understood that Purchaser is not assuming any obligation with respect to any Employee Benefit Plan.

                (c) There is no pending claim, charge or litigation relating to the employment, termination of employment, compensation or employee benefits of any current or former employee of any Seller, nor, to the knowledge of any Seller or the Bankruptcy Administrative Officer, is any such claim or litigation threatened.

                (d) None of Sellers' employees is subject to or covered by a collective bargaining agreement or a labor union agreement, and there is no strike, dispute, slowdown, work stoppage or other concerted activity pending or threatened against or affecting the Business, and there has been no such job action during the past three (3) years and, to the knowledge of any Seller or the Bankruptcy Administrative Officer, no union represents, or is seeking to represent or organize, any employee of any Seller.

                (e) Sellers have made available to Purchaser a true and correct list of all persons employed at the Stations, including information regarding date of hire, a description of material compensation arrangements and a description of any other terms of any and all agreements affecting such persons and their employment by Sellers. Except as previously disclosed in writing to Purchaser, no persons employed at the Stations are shared with any non-Seller third party or entity (including any radio station directly or indirectly owned or operated by Alan Brill).

        Section 3.12 Real Property.

                (a) Section 1.1(p) of the Seller Disclosure Letter contains a true and correct list of each parcel of Real Property owned by the Sellers and used, held for use or useable connection with the Business, and Section 1.1(q) of the Seller Disclosure Letter contains a true and correct list of each Real Property Lease with respect to real property leased by the Sellers (as lessor or lessee) and used, held for use or useable connection with the Business (except for the Deferred Leases).

                (b) Except as disclosed in Section 3.12(b) of the Seller Disclosure Letter, the Sellers have good, marketable and insurable title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except for the Real Property subject to Real Property Leases described in Section 1.1(q)(i) of the Seller Disclosure Letter, the Sellers are in possession of the Real Property.

                (c) Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Seller party thereto and, except as set forth in Section 3.12(c) of the Seller Disclosure Letter, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder which would reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect

                (d) Seller has full legal and practical access to the Real Property, and all easements, rights of way, and real property licenses relating thereto have been properly recorded in the appropriate public recording offices. None of the buildings, structures, improvements or fixtures constructed on any Real Property, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. No utility lines serving the Real Property pass over the lands of a third party except where appropriate easements have been obtained. All buildings, structures, towers, antennae, improvements and fixtures comprising part of the real properties owned or leased by Seller are in good and technically sound operating condition, have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the Business and operations of the Radio Broadcast Stations as presently conducted.

        Section 3.13 Title to and Use of Property.

                (a) At the Closing, the Purchaser will acquire good, valid and marketable title to all of the Assets, in each case free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by the Sellers of this Agreement) other than Permitted Encumbrances.

                (b) Except for any assets that are Excluded Assets, the Assets include, without limitation, all real property interests and related rights and interests and all personal property of the Sellers, both tangible and intangible, used, held for use or usable in the operation of the Business or necessary to the conduct of the Business as it is currently conducted by the Sellers. Except as identified on Section 3.13(b) of the Seller Disclosure Letter, no Assets are shared with or used by any non-Seller third party or entity (including any radio station directly or indirectly owned or operated by Alan Brill).

                (c) The Sellers have all Permits that are material to the conduct of the Business. All such Permits are listed in Section 1.1(d) of the Seller Disclosure Letter and are in full force and effect. Except as set forth in Section 3.13(c) of the Seller Disclosure Letter, no material violations are or have been committed in respect of any material Permit and no proceeding is pending or, to the knowledge of the Sellers or the Bankruptcy Administrative Officer, threatened to revoke or limit any material Permit.

        Section 3.14 Contracts.

                (a) Section 3.14 of the Seller Disclosure Letter (with paragraph references corresponding to those set forth below) contains a true and complete list of all Contracts material to the operation of Sellers' Business, including, but not limited to the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered to Purchaser or made available for inspection by Purchaser prior to the execution of this Agreement) in connection with the Business to which any Seller is a party or by which any of the Assets is bound:

                        (i) all Contracts (excluding Employee Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract;

                        (ii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

                        (iii) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom any Seller deals in connection with the Business which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Sellers of more than $25,000 annually;

                        (iv) all Contracts relating to the future disposition or acquisition of any Assets individually or in the aggregate material to the Condition of the Business;

                        (v) all collective bargaining or similar labor Contracts covering any Employee, if any;

                        (vi) all Time Sales Agreements which are not made in the ordinary course of business;

                        (vii) a complete and accurate list of all Trade Agreements which are outstanding as of the date hereof setting forth Barter Payable and Barter Receivable;

                        (viii) all other Contracts (other than Employee Benefit Plans, the Real Property Leases and insurance policies with respect to the Business) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Sellers of more than $25,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to Sellers.

                (b) No Seller has received written notice, nor do the Sellers or the Bankruptcy Administrative Officer otherwise have knowledge, that any party to the Contracts required to be disclosed in Section 3.14 of the Seller Disclosure Letter intends to cancel, terminate, or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder. Each such Contract is valid and binding upon all parties thereto in accordance with its terms and, except as set forth in Section 3.14 of the Seller Disclosure Letter, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder; except (i) to the extent excused by or unenforceable as a result of the commencement or pendency of the Chapter 11 Case or the application of any provision of the Bankruptcy Code and
(ii) to the extent that the failure of such Contracts to be valid and binding would not individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

        Section 3.15 Intellectual Property.

                (a) "Intellectual Property" shall mean all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent used, held for use or useful in the conduct of the Business and owned by, licensed to, or otherwise used or held for use by the Sellers:

                        (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

                        (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

                        (iii) copyright registrations and applications for registration thereof and non-registered copyrights;

                        (iv) trade secrets, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, inventions, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and

                        (v) computer software programs, including, without limitation, all source codes, object codes, and material documentation related thereto (the "Software").

                (b) Intellectual Property Disclosure. Section 3.15(b) of the Seller Disclosure Letter sets forth all patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned or licensed by any Seller, specifying as to each licensed or owned item, as applicable: (i) the nature of the item, including the title; (ii) the owner of the item; (iii) the jurisdictions in which an owned item is issued or registered or in which an application for issuance or registration has been filed; and (iv) the issuance, registration, or application numbers and dates, or instrument by which such item has been licensed (as applicable).

                (c) Ownership. Each Seller will own or have the right to use as of the Closing Date and transfer to the Purchaser, free and clear of any and all Encumbrances other than Permitted Encumbrances, and as of the Closing Date will have the unrestricted right to use, sell, or license, all Intellectual Property used, held for use or useable the conduct of the Business.

                (d) Claims. Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, no Seller has been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of the Sellers or the Bankruptcy Administrative Officer, is any claim or action threatened that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property. Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, to the knowledge of the Sellers or the Bankruptcy Administrative Officer, no third party is infringing upon any Intellectual Property.

                (e) Administration and Enforcement. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, the Sellers have taken all necessary and desirable action to maintain and protect each item of Intellectual Property owned by the Sellers.

        Section 3.16 Bankruptcy Administrative Officer Approval and Recommendation. The Bankruptcy Administrative Officer as appointed pursuant to the Revised Consent Order, dated May 16, 2002, entered in the Chapter 11 Case (the "Bankruptcy Administrative Officer") has determined, subject to further review and approval by the Bankruptcy Court, that an immediate sale and assignment of the Assets pursuant to this Agreement under Sections 363 and 365 of the Bankruptcy Code is in the best interests of the Sellers.

        Section 3.17 FAA Compliance. The Radio Broadcast Stations are in material compliance with all rules and regulations of the Federal Aviation Administration applicable to the Stations.

        Section 3.18 Investment.

                The Sellers understand and acknowledge that (i) the Common Stock is being issued without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Regulation D and/or Section 4(2) of the Securities Act and (ii) the availability of any such exemption depends in part on, and the Purchaser will rely upon the accuracy and truthfulness of, the representations set forth in this Section 3.18. Each Seller that will be receiving stock pursuant to Section 1.7(c) (each an "Acquiring Seller") is acquiring the Common Stock for investment for its own account and not with a view to any distribution thereof in contravention of applicable securities laws. On the date hereof and on the Closing Date, each Acquiring Seller is and will be an Accredited Investor. Each Acquiring Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risk of the prospective investment in the Common Stock and has so evaluated the merits and risks of such investment to its satisfaction. Each Acquiring Seller is able to bear the economic risk of an investment in the Common Stock and is able to afford a complete loss of such investment. Upon the confirmation by the Bankruptcy Court, and consummation, of a chapter 11 plan of the Sellers to be filed by the Sellers and confirmed by the Bankruptcy Court (the "Bankruptcy Plan"), Acquiring Sellers shall distribute the Stock Consideration (including any adjustment thereof after the Closing as a result of a stock split, stock dividend, reverse stock split, reclassification or recapitalization) only to those creditors of the Sellers who satisfy the requirements set forth in Section 1.6(a) at the time of the distribution.

        Section 3.19 Access to Information.

                Each Seller acknowledges that it has been afforded (i) the opportunity to ask such questions of and to receive answers from representatives of the Purchaser concerning the terms and conditions of the issuance of the Common Stock, the operations of the Purchaser and the merits and risks of investing in the Common Stock; (ii) access to information about the Purchaser and the Purchaser's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Purchaser possesses, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to its investment.

        Section 3.20 Offering Restrictions.

                Each Seller understands and acknowledges: (i) that the shares of Common Stock are "restricted securities" as defined in Rule 144 under the Securities Act and (ii) that all offers and sales of the Common Stock shall be made only pursuant to an available exemption from the registration requirements of the Securities Act or pursuant to registration under the Securities Act.

        Section 3.21 Condition of Equipment.

                The Station Equipment listed on Schedule 1.1(b) constitutes all of the material personal property that is used, held by the Sellers or others for use or useable by the Radio Broadcast Stations, or necessary to operate the Radio Broadcast Stations as they are now operated. The Station Equipment is sufficient and suitable for the operation of the Radio Broadcast Stations as they are currently being operated and is in proper condition and repair, normal wear and tear excepted.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                The Purchaser represents and warrants to the Sellers as follows:

        Section 4.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Purchaser Material Adverse Effect.

        Section 4.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including, but not limited to, the authorization, issuance, sale and delivery of the shares of Common Stock, have been duly and validly approved by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Sellers) constitutes, and upon the execution and delivery by the Purchaser of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

        Section 4.3 Non-Contravention; Approvals and Consents. The execution and delivery by the Purchaser of this Agreement do not and, upon execution and delivery thereof in accordance with this Agreement, the Transaction Documents to which the Purchaser is a party will not, and the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Purchaser or any of its Subsidiaries, or (ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any Governmental or Regulatory Authority applicable to the Purchaser or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) the approval of Purchaser's lenders under its credit facility and any conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Encumbrances which, individually or in the aggregate, could not be reasonably expected to have a Purchaser Material Adverse Effect or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Documents.

        Section 4.4 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Purchaser, threatened against, relating to or affecting, nor to the knowledge of the Purchaser are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Purchaser or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, and (ii) neither the Purchaser nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, would individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect and/or a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

        Section 4.5 Financing. The Purchaser represents that as of the date hereof it has, and as of the Closing Date it will (a) have access to sufficient funds to deliver the Cash Consideration to the Sellers, (b) be able to deliver the Stock Consideration, and (c) be able to operate the Business in accordance with the terms of the Time Brokerage Agreement.

        Section 4.6 Valid Issuance. The shares of Common Stock constituting the Stock Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable.

                                    ARTICLE V
                                    COVENANTS

        Section 5.1 Conduct of Business. Subject to any obligations as a debtor in possession under the Bankruptcy Code and subject to actions taken by Purchaser under the Time Brokerage Agreement, prior to the Closing Date:

                (a) each of the Sellers shall use all commercially reasonable best efforts to conduct its businesses in the ordinary course consistent with past practice taking into account the filing of the Petitions, including, without limitation, meeting its post-Petition obligations as they become due. Prior to the Closing Date, each of the Sellers shall also use all commercially reasonable best efforts to preserve intact its business organizations and relationships with third parties and the goodwill and ongoing operations of the Business and to keep available the services of its present officers and key employees, subject only to the terms of this Agreement.

                (b) Sellers shall operate the Stations in all respects in accordance with FCC rules and regulations and the FCC Licenses.

                (c) Seller shall not: (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Assets; (b) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (c) except as required by applicable law, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations; (d) grant or agree to grant any specific bonus or increase in compensation to any executive or management employee of the Stations; (e) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits; (f) modify, change, renew or terminate any Contract; (g) change the advertising rates in effect as of the date hereof except in accordance with ordinary course of business pricing policies; (h) create, assume or permit to exist any Encumbrances or rights affecting any of the Assets, except for those in existence on the date of this Agreement and disclosed in the Seller Disclosure Letter (i) change the call letters of the Stations; or (j) take any action which would cause any representation or warranty contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

                (d) Prior to the Closing, the Purchaser shall take no action or actions which would constitute the exercise of control over the FCC Licenses in violation of applicable law.

        Section 5.2 Access and Information. Each of the Sellers shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours and without material disruption to the Business throughout the period prior to the Closing Date to all of its owned and leased real property and its books, documents, records, properties, plants, and personnel that relate to the Business and, during such period, shall furnish as promptly as practicable to the Purchaser all other information as the Purchaser reasonably may request in furtherance of the Contemplated Transactions. Without limiting the foregoing, Sellers agree to cooperate with Purchaser to allow Purchaser, or its representatives, to conduct
(i) environmental inspections, title exams and surveys with respect to the Real Property and real estate subject to the Real Property Leases, and (ii) engineering inspections of all buildings, towers, structures, improvements and fixtures comprising part of the Real Property and the real estate subject to the Real Property Leases and all of the Stations' equipment, studio and transmitter facilities.

        Section 5.3 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Sellers and the Purchaser shall
(a) promptly make all filings and submissions under the HSR Act, (b) use all commercially reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits, or authorizations are required to be obtained prior to the Closing Date from, Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations, and (c) use all commercially reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate to consummate the Contemplated Transactions, as soon as reasonably practicable. The Sellers and the Purchaser shall be responsible for making their own HSR Act filing(s) and shall cooperate with each other to make any joint filings and all filing fees relating to such HSR Act filing(s) shall be paid for by the party responsible for such fees, as the case may be. In connection with the foregoing, the Sellers will promptly provide the Purchaser, and the Purchaser will promptly provide the Sellers, with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to all filings and submissions under the HSR Act with respect to this Agreement and the Contemplated Transactions. The parties acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers, or similar third party actions that are material to the consummation of the Contemplated Transactions, and each party agrees to take all commercially reasonable actions as are necessary, to complete such notifications and obtain such clearances, approvals, waivers, or third party actions, except where such consequence, event, or occurrence would have a Purchaser Material Adverse Effect or a Seller Material Adverse Effect, as the case may be.

        Section 5.4 FCC Licenses. Each Seller shall not, by any act or omission, surrender, or permit an adverse modification of, forfeiture of, or failure to renew under regular terms of, any of the FCC Licenses, cause the FCC or any other Governmental or Regulatory Authority to institute any proceeding for the revocation, suspension, or modification of any such authorization, or fail to prosecute with due diligence any pending applications with respect to FCC Licenses, including the FCC Applications, and including any renewals thereof. Each Seller shall make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the Business, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate. If any of the Sellers receives any finding, order, complaint, citation or notice prior to the Closing Date that states that any aspect of any of the Radio Broadcast Stations' operations violates any rule or regulation of the FCC or of any other governmental authority (an "Administrative Violation"), including without limitation any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, such Seller shall promptly notify the Purchaser of the Administrative Violation, remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

        Section 5.5 FCC Applications. (a) As promptly as practicable after the execution of this Agreement, and in any event within ten (10) Business Days thereafter, the Purchaser shall prepare and deliver to each Seller, the Purchaser's completed portion of all appropriate applications for FCC approval, and such other documents as may be required, with respect to the assignment of each of the Seller's FCC Licenses set forth in Section 1.1(a) of the Purchaser Disclosure Letter to the Purchaser (collectively, the "FCC Applications"). As promptly as practicable thereafter and in any event within five (5) Business Days thereafter, each Seller shall prepare and deliver to the Purchaser, such Seller's completed portion of all appropriate FCC Applications. As soon as practicable after the Sale Order has become a Final Order, and in any event within five (5) Business Days, the parties shall file, or cause to be filed, the FCC Applications.

                (b) Each of the Purchaser and the Sellers shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications. The Purchaser and the Sellers shall each use their commercially reasonable best efforts to prosecute the FCC Applications in good faith and with due diligence before the FCC and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications, including furnishing to the FCC any documents, materials, or other information requested by the FCC in order to obtain such approvals as expeditiously as practicable.

        Section 5.6 Public Announcements. The Sellers agree that they will not issue any press release or respond in writing to any press inquiry with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby without the prior approval of the Purchaser (which approval shall not be unreasonably withheld), except as may be required by applicable law or the Bankruptcy Court; provided, however, that the Sellers may make such filings with the Bankruptcy Court and the SEC relating to such matters as it deems necessary. Purchaser and its Affiliates shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the Nasdaq National Market and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as Purchaser or its Affiliates deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements Purchaser deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. Purchaser shall provide Sellers with a copy of any Releases.

        Section 5.7 Bankruptcy Actions. Promptly following the date hereof, the Sellers shall file with the Bankruptcy Court a form of order or orders pursuant to Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code in form and substance acceptable to the Purchaser in its reasonable discretion (the "Sale Order") (v) ruling pursuant to Federal Rule of Bankruptcy Procedure 6004(g) that the Closing of the Contemplated Transactions may take place within 10 days of the entry of the Sale Order, (w) authorizing, directing and approving the sale of the Assets to the Purchaser pursuant to this Agreement, the assumption, cure by Sellers and assignment to Purchaser of the Assumed Contracts (including the Real Property Leases) and the entering into of the Time Brokerage Agreement by the Sellers, (x) approving the terms of this Agreement and the terms of the Time Brokerage Agreement, (y) providing that the Common Stock shall only be permitted to be transferred to creditors of the Sellers in accordance with the requirements of Section 1.6(a); and (z) making the following findings:
(i) the Bankruptcy Court has "core" jurisdiction over the Chapter 11 Case; (ii) due and proper notice of the sale of the Assets and to the Purchaser has been given to all parties entitled thereto in accordance with all applicable provisions of the Bankruptcy Code, any rules thereunder and orders of the Bankruptcy Court; (iii) that the Bankruptcy Administrative Officer has complied with all requirements imposed on it by any order of the Bankruptcy Court relating to the sale of the Assets (iv)the Assets are property of Sellers' estate, within the meaning of Section 541 of the Bankruptcy Code, and that upon entry of the Sale Order, the Sellers will have the power to convey the property to the Purchaser; (v) for each Encumbrance on the Assets and that does not constitute a Permitted Encumbrance or an Assumed Liability, a subsection of
Section 363(f) of the Bankruptcy Code applies, and, upon consummation of the transactions contemplated by this Agreement, the Assets will be sold to the Purchaser free and clear of such Encumbrances; (vi) the Assets have been reasonably marketed, and the offer of the Purchaser is the best offer received by the Sellers' estate and, accordingly, it is in the best interest of the Sellers' estate and its creditors that the sale of the Assets to the Purchaser be approved; (vii) that each Assumed Contract (including each Real Property Lease) has been assumed by Sellers, the cure claims relating to such Assumed Contracts have been determined and payable by Sellers, and Sellers may assign such Assumed Contracts to Purchaser (viii) the Purchaser is acting in good faith, and is entitled to the protections of a Purchaser under Section 363(m) of the Bankruptcy Code, which Section applies to the transactions contemplated by this Agreement and reversal or modification of the Sale Order on appeal will not affect the validity of the sale of the Assets to the Purchaser; (ix) each objection to the sale of the Assets to the Purchaser has either been withdrawn with prejudice or is specifically overruled on the merits; (x) any competitive bidding in connection with the sale of the Assets has been non-collusive and the sale of the assets to the Purchaser may not be set aside under Section 363(n) of the Bankruptcy Code; (xi) the Contemplated Transactions are exempt from transfer taxes pursuant to Section 1146(c) of the Bankruptcy

Code; (xii) this Agreement is approved, and the Sellers are authorized and directed to enter into and perform it according to its terms; (xiii) the Bankruptcy Court retains jurisdiction to construe and enforce the Sale Order;
(xiv) Purchaser has provided adequate assurance of future performance pursuant to Section 365(f)(2)(B) of the Bankruptcy Code of the Assumed Contracts and all other executory contracts assumed by Sellers and assigned to the Purchaser; and
(xv) such other findings and provisions as may be reasonably requested by the Purchaser.

                (b) The Sellers and the Purchaser shall each use their commercially reasonable best efforts, and shall cooperate, assist and consult with each other, to secure the Bankruptcy Court's approval of (i) the Sale Order no later than thirty (30) Business Days after the date of this Agreement and
(ii) any other order of the Bankruptcy Court relating to this Agreement, the Time Brokerage Agreement or the transactions contemplated hereby or thereby, within five (5) Business Days following the date of filing of the motion for approval thereof. The Sellers and the Purchaser shall consult with, and seek the advice of, one another regarding pleadings which any of them intend to file, or positions any of them intend to take, with the Bankruptcy Court in connection with or which might reasonably affect, the Bankruptcy Court's approval of the Sale Order. The Sellers shall promptly (and, in any event, within five (5) Business Days after the receipt of any written request) provide the Purchaser and its counsel with copies of all notices, filings and orders of the Bankruptcy Court (and other courts) pertaining to the motion for approval of the Sale Order or any other order relating to any of the transactions contemplated by this Agreement.

                (c) If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement, the Time Brokerage Agreement or the transactions contemplated hereby or thereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), the Sellers and the Purchaser shall cooperate in taking such steps diligently to prosecute such appeal, petition or motion and each of the Sellers and the Purchaser shall use its commercially reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

        Section 5.8 Tax Returns and Filings; Payment of Taxes. Each Seller (or Brill, on any other Sellers' behalf) shall prepare all of its Tax Returns for all periods and shall be responsible for paying all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date.

        Section 5.9 Tax Matters. The parties acknowledge that the Contemplated Transactions are exempt from all personal property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax) incurred in connection with the Contemplated Transactions ("Transfer Taxes") pursuant to Section 1146 of the Bankruptcy Code.

        Section 5.10 Employment Matters.

                (a) Each of Brill and the Sellers shall use their commercially reasonable best efforts to retain all of the Employees, and to maintain in good standing through the Closing all relationships and agreements with the Employees, independent contractors, or consultants necessary to the Business, in each case from the date hereof through the Closing Date, and to cooperate with the Purchaser in hiring the Employees engaged in the Business who are offered employment by the Purchaser; provided, that the foregoing shall not require that any Seller offer any compensation or other incentives in addition to the compensation and benefits being provided or required to be provided as of the date of this Agreement.

                (b) The Sellers will terminate all of the Employees and agents engaged in the Business as of the Closing Date. It is the intention of the Purchaser to hire some, and perhaps all, of the persons employed by the Sellers in the Business as of the Closing Date immediately following the termination of employment by Sellers. Sellers agree that the Purchaser retains sole and complete discretion with respect to which of the Employees the Purchaser shall offer employment and sole and complete discretion with respect to the terms and conditions of employment that may be offered. From the date hereof through the Closing, the Sellers shall permit the Purchaser to communicate in writing with the Employees and consultants engaged in the Business, at reasonable times and upon reasonable notice, concerning the Purchaser's plans, operations, business, customer relations, and general personnel matters and to interview the Sellers' employees and consultants, provided that all such contacts shall be subject to the prior review and approval of the Sellers, which approval shall not be unreasonably withheld. The Sellers shall be solely responsible for any notification and liability under WARN relating to any termination of any of Sellers' employees occurring on or after the date of this Agreement. Employees of the Sellers hired by the Purchaser effective on or after the Closing Date shall be referred to herein as a "Transferred Employee."

                (c) The Sellers shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by the Sellers, to those Employees and other qualified beneficiaries under COBRA with respect to such Employees, who have a COBRA qualifying event (due to termination of employment with Sellers or otherwise) prior to or in connection with the transactions contemplated by this Agreement (the "Continuees").

                (d) No provision of this Section 5.11 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the Business, the Purchaser any of its Affiliates and no provision of this Section 5.11 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any of the benefit plans or any plan or arrangement which may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates.

                (e) Sellers acknowledge and agree that they, and not Purchaser, are and shall after the Closing remain responsible for any and all wages, vacation pay, compensation, commission, bonuses, severance pay, insurance, supplemental pension, deferred compensation, retirement and any other benefits, premiums and claims, due, to become due, committed, accrued or otherwise promised to any person who as of the Closing Date, is a retiree, former employee, current employee of Sellers relating to the period up to the Closing Date. Purchaser shall assume no Employee Benefit Plans, programs, policies or practices, whether or not set forth in writing, maintained by Sellers or ERISA Affiliates at any time.

        Section 5.11 Brokers or Finders. Each of the Sellers and the Purchaser represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Bridge Associates, LLC, whose fees and expenses will be paid by the Sellers in accordance with the Sellers' agreement with such firm, and S. G. Cowen whose fees and expenses will be paid by the Purchaser in accordance with Purchaser's agreement with such firm, and each of Sellers and the Purchaser shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

        Section 5.12 Audit. Sellers shall cooperate, and use its reasonable best efforts to cause its independent auditors to reasonably cooperate, with Purchaser in order to enable Purchaser to have independent auditors (as that term is defined in the Securities Act and the published rules and regulations thereunder) selected by Purchaser prepare audited financial statements for the Stations for the most recently completed fiscal year-end which comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act (at Purchaser's expense). Without limiting the generality of the foregoing, Seller agrees that it will: (i) consent to the use of such audited financial statements in any registration statement or other document filed by Purchaser or any of its Affiliates under the Securities Act or the Exchange Act, and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Seller's or Purchaser's independent accountants may reasonably request under the circumstances.

        Section 5.13 Rejected Contracts. Sellers agree that they will not reject any Assumed Contracts (including any Real Property Lease) in any bankruptcy proceeding following the date hereof without Purchaser's written consent.

        Section 5.14 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable best efforts to obtain all necessary waivers, consents, and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings.

        Section 5.15 Bidding Procedures. The Sellers hereby agree to use the bidding procedures with respect to the sale of the Assets in the Chapter 11 Case (the "Bidding Procedures") substantially in the form of Exhibit C hereto and further agree not to amend or modify such bidding procedures without the prior written consent of the Purchaser. Notwithstanding the foregoing, to the extent of any inconsistency between this Agreement and the Bidding Procedures, this Agreement shall govern.

                                   ARTICLE VI
                        ADDITIONAL POST-CLOSING COVENANTS

        Section 6.1 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date the Sellers and the Purchaser shall use all commercially reasonable best efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser.

        Section 6.2 Books and Records; Personnel. For a period ending upon the earlier of (i) the third (3rd) anniversary of the Closing Date (or such later date as may be required by any Governmental or Regulatory Authority or ongoing Legal Proceeding) and (ii) the closure of the Chapter 11 Case:

                (a) The Purchaser shall not dispose of or destroy any of the business records and files of the Business other than in connection with a sale or other disposition of the Business or any portion thereof. If the Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days prior written notice to the Sellers and the Sellers shall have the right, at their option and expense, upon prior written notice to the Purchaser within such sixty-day period, to take possession of the records and files within ninety (90) days after the date of the notice from the Sellers.

                (b) The Purchaser shall allow the Sellers and any of their directors, officers, employees, legal counsel, financial advisors, representatives, accountants, and auditors (collectively, "Sellers Representatives") access to all business records and files of the Sellers or the Businesses that are transferred to them in connection herewith, that are reasonably required by such party in the administration of the Chapter 11 Case anticipation of, or preparation for, any existing or future Legal Proceeding involving any Seller, Tax Return preparation, litigation, or Excluded Liability, during regular business hours and upon reasonable notice at the Purchaser's principal place of business or at any location where such records are stored, and the Sellers Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's business or operations.

                (c) The Sellers shall allow the Purchaser and any of its directors, officers, employees, legal counsel, financial advisors, representatives, accountants, and auditors (collectively, "Purchaser Representatives") access to all business records and files of the Sellers or the Businesses that are retained by them in connection herewith, that are reasonably required by such party in the administration of the Chapter 11 Case anticipation of, or preparation for, any existing or future Legal Proceeding involving the Purchaser, Tax Return preparation, litigation, or Assumed Liability, during regular business hours and upon reasonable notice at the Sellers' principal place of business or at any location where such records are stored, and the Purchaser Representatives shall have the right to make copies (at their expense) of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Sellers' business or operations.

        Section 6.3 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of a Seller or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such persons or entities in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan.

        Section 6.4 Further Agreements. Sellers authorize and empower the Purchaser on and after the Closing Date to receive and to open all mail received by the Purchaser relating to the Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Sellers shall promptly deliver to the Purchaser any mail or other communication received by the Sellers after the Closing Date pertaining to the Assets, the Business or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof. The Purchaser shall promptly deliver to the Sellers any mail or other communication received by the Purchaser after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Business, the Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all calls with respect to the Excluded Assets and the Excluded Liabilities to Sellers.

        Section 6.5 Shelf Registration.

                (a) The shares of Common Stock distributed by Sellers to its creditors in accordance with the requirements of Section 1.6(a) (the "Registrable Shares") shall be entitled to the benefits of this Section 6.5 until such shares are either (a) effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or
(b) in the opinion of counsel to Purchaser, such shares are eligible for resale pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act.

                (b) Within five (5) business days after the Closing Date, Purchaser shall prepare and file with the SEC a Shelf Registration covering the resale of all of the Registrable Shares. "Shelf Registration" shall mean a shelf registration statement on Form S-3 pursuant to Rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act, filed by Purchaser and relating to the Registrable Shares. Purchaser agrees to use its reasonable efforts to cause such Shelf Registration to become effective within 45 days after the filing with the SEC and thereafter to keep it continuously effective until a date that is one (1) year from the effective date (subject to any extension required by Section 6.5(c) below) or for such earlier date on which all of the Registrable Shares covered by the Shelf Registration have been sold pursuant to such Shelf Registration or the status of such Registrable Shares shall otherwise have terminated as provided in Section 6.5(a) above.

                (c) Purchaser shall have the right, in its sole discretion, based on any valid business purpose (including, without limitation, (i) upon the request of the managing underwriter in a distribution of equity securities of Purchaser, or (ii) to avoid disclosure of any corporate development that Purchaser is not otherwise obligated to disclose or (iii) to coordinate such distribution with other shareholders that have registration rights with respect to any securities of

Purchaser or with other distributions of Purchaser (whether for the account of Purchaser or otherwise)), to suspend the use of the Registration Statement for a reasonable length of time (a "Delay Period") and from time to time. Purchaser shall provide advance written notice to the extent reasonably possible to each holder of Registrable Shares hereunder of the beginning and end of each Delay Period and such holders shall cease all disposition efforts with respect to Registrable Shares held by them immediately upon receipt of notice of the beginning of any Delay Period. The effectiveness of the Registration Statement shall be extended for a period of time equal to the Delay Period to allow the shareholders to use the Registration Statement for a cumulative period of one year unless such effectiveness is terminated at an earlier date under Section 6.5(a).

                (d) As a condition to Purchaser's obligations under this Section
6.5 to cause the Registration Statement to be filed and kept effective, each holder of Registrable Shares shall provide such information, make such representations, execute such documents, make such agreements (including appropriate indemnification provisions) and take or refrain from taking such actions, consistent with this Agreement, as may reasonably be required by Purchaser in connection with such registration, and, each holder further agrees not to utilize any material other than the applicable current prospectus in connection with the offering of Registrable Shares pursuant to a Registration Statement.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        Section 7.1 Conditions Precedent to Obligations of the Sellers and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by such party) at or prior to the Closing Date of the following conditions:

                (a) any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated without requiring the Purchaser to dispose of or divest any of its assets or businesses (including, without limitation, any material Asset following the Closing), or discontinue or refrain from conducting any of its operations or those acquired hereunder;

                (b) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental or Regulatory Authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

                (c) no claim, action, suit, arbitration, inquiry, proceeding or investigation (each, an "Action") shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against the Purchaser or any

Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this
Section 7.1(c) shall not apply to any party that has directly or indirectly solicited or encouraged any such Action.

        Section 7.2 Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by the Sellers, unless such waiver is prohibited by law):

                (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, the representations and warranties of the Purchaser contained in this Agreement that are qualified with respect to materiality (i.e., with respect to the occurrence or likely occurrence of a Purchaser Material Adverse Effect or materiality) shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak solely as to an earlier date, which shall be at and as of such dates, and the Sellers shall have received a certificate signed by an officer of the Purchaser as to the satisfaction of this condition;

                (b) the Purchaser shall have duly executed and delivered each of the Transaction Documents to which it is a party;

                (c) the FCC Consent shall have been granted.

        Section 7.3 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by the Purchaser, unless such a waiver is prohibited by law):

                (a) each Seller shall have performed in all material respects their obligations under this Agreement and the Time Brokerage Agreement required to be performed by them at or prior to the Closing Date, the representations and warranties of the Sellers contained in this Agreement that are qualified with respect to materiality (i.e., with respect to the occurrence or likely occurrence of a Seller Material Adverse Effect or materiality) shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak solely as to an earlier date, which shall be at and as of such date; and the Purchaser shall have received a certificate signed by an authorized representative of each of the Sellers as to the satisfaction of this condition;

                (b) each of the Sellers shall have duly executed and delivered each Transaction Document to which it is a party;

                (c) the Sale Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement (unless the Sellers and Purchaser shall have mutually agreed to modify such form) and shall be a Final Order; and

                (d) the FCC Consent shall have become a Final Order and all other Governmental Requirements shall have been satisfied;

                (e) Sellers shall have delivered valid third party consents to the assignment of those Real Property Leases set forth in Section 1.1(q)(ii) of the Seller Disclosure Letter to the extent Purchaser determines that such Real Property Leases require such consent pursuant to the terms thereof.

                (f) Purchaser shall have completed the audit contemplated by
Section 5.12, and such Purchaser's and/or Sellers' auditors shall have agreed to execute any and all consents to the incorporation of the audited financial statements by Purchaser in any of Purchaser's or its Affiliates filings under the Securities Act or the Exchange Act.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

        Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Purchaser and the Sellers.

        Section 8.2 Termination by Either the Purchaser or the Sellers. This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser or the Sellers (by written notice) if: (a) a United States federal or state court of competent jurisdiction or United States federal or state governmental regulatory or administrative agency or commission shall have entered or issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and either (i) thirty (30) days shall have elapsed from the entry or issuance of such order, decree, or ruling or other action and such order, decree, or ruling or other action has not been removed or (ii) such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable best efforts to remove such order, decree or ruling; or (b) the Closing Date shall not have occurred on or before two (2) years after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party to this Agreement whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date.

        Section 8.3 Termination by the Sellers. This Agreement may be terminated at any time prior to the Closing Date by action of the Bankruptcy Administrative Officer if: (a) there has been a breach by the Purchaser of any representation or warranty contained in this Agreement that is qualified as to materiality (i.e., with respect to the occurrence or likely occurrence of a Purchaser Material Adverse Effect or materiality) or a material breach of any representation and warranty that is not so qualified, which breach is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by any Seller to the

Purchaser; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by any Seller to the Purchaser; or (c) if the Bankruptcy Administrative Officer determines in good faith that termination of this Agreement is required for the Bankruptcy Administrative Officer to comply with its fiduciary duties imposed by law by reason of a bona fide alternative proposal with respect to the Assets and the Business having been made; provided, however, that the Sellers' ability to terminate this Agreement pursuant to this clause (c) is conditioned upon the prior payment by the Sellers to the Purchaser of any amounts owed by the Sellers pursuant to Section 8.5(b).

        Section 8.4 Termination by the Purchaser. This Agreement may be terminated at any time prior to the Closing Date by the Purchaser if: (a) there has been a breach by any Seller of any representation or warranty contained in this Agreement that is qualified as to materiality (i.e., with respect to the occurrence or likely occurrence of a Seller Material Adverse Effect or materiality) or a material breach of any representation and warranty that is not so qualified, which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by the Purchaser to the Sellers; or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any Seller, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Purchaser to the Sellers.

        Section 8.5 Effect of Termination and Abandonment.

                (a) If this Agreement is validly terminated by either the Sellers or the Purchaser pursuant to Sections 8.1, 8.2, 8.3 or 8.4, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Sellers or the Purchaser (or any of their respective representatives or Affiliates), except (i) that the provisions of
Section 5.11 and this Section 8.5 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                (b) In the event that this Agreement is terminated by the Sellers pursuant to Section 8.3(c) ("Termination Fee Event") then the Sellers shall pay to the Purchaser, by wire transfer of same day funds, within two (2) Business Days after such amount becomes due, a termination fee equal to three percent (3%) of the Purchase Price.

                                   ARTICLE IX
                              DELIVERIES AT CLOSING

        Section 9.1 Sellers' Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

                (a) a certificate dated the Closing Date and validly executed on behalf of the Sellers to the effect that the conditions set forth in Section 7.3(a) have been satisfied;

                (b) all documents, certificates, and agreements reasonably necessary to transfer to the Purchaser good and marketable title to the Assets free and clear of any and all Encumbrances thereon other than Permitted Encumbrances, including the General Assignment and the other Assignment Instruments; and

                (c) certified copies of all orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the Sale Order.

        Section 9.2 Purchaser's Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

                (a) a certificate dated the Closing Date and validly executed on behalf of the Purchaser to the effect that the conditions set forth in Section 7.2(a) have been satisfied;

                (b) a copy of the resolutions of the Board of Directors of the Purchaser, or similar enabling document, authorizing the execution, delivery, and performance hereof by the Purchaser, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                (c) the Assumption Agreement and the other Assumption
Instruments.

        Section 9.3 Required Documents. All documents to be delivered by the Sellers or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement or contemplated by the terms of this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and counsel to the Purchaser and all documents to be delivered by the Purchaser necessary to carry out the transactions contemplated by this Agreement or to be entered into by the Sellers and the Purchaser necessary to carry out the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Sellers and counsel to the Sellers.

                                    ARTICLE X
                               GENERAL PROVISIONS

        Section 10.1 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                        (i) If to the Purchaser, to:

                            Regent Communications, Inc.
                            100 E. RiverCenter Blvd., 9th Floor
                            Covington, KY 41011
                            Telecopy: (859) 292-0352

                             Telephone: (859) 292-0030
                             Attention: Terry S. Jacobs, CEO

                             with a copy to:

                             Graydon Head & Ritchey LLP
                             511 Walnut Street, Suite 1900
                             Cincinnati, OH 45202
                             Telecopy: (513) 651-3836
                             Telephone: (513) 629-2820
                             Attention: John J. Kropp, Esq.

                        (ii) If to Brill or any Seller prior to Closing, to it:

                             Bridge Associates, LLC
                             747 Third Ave., Suite 20A
                             New York, NY 10017
                             Telecopy: (212) 207-9294
                             Telephone: (212) 207-4710
                             Attention: Mr. Anthony Schnelling

                             with a copy to:

                             McGuire Woods LLP
                             One James Center
                             901 East Cary Street
                             Richmond, VA 23219
                             Telecopy: (804) 698-2037
                             Telephone: (804) 775-4311
                             Attention: H. Slayton Dabney, Jr., Esq.

                             and:

                             Greenebaum Doll & McDonald PLLC
                             3300 National City Tower
                             101 South Fifth Street
                             Louisville, KY 40202-3197
                             Telecopy: (502) 540-2140
                             Telephone: (502) 587-3540
                             Attention: Michael G. Shaikun, Esq.

        Section 10.2 Risk of Loss. The risk of loss, damage or destruction to any of the Assets shall be borne by Sellers at all times up to the Closing, and it shall be the responsibility of Sellers to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Assets, Sellers shall notify Purchaser thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Purchaser at its option: (a) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Sellers shall join Purchaser in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) may elect to consummate the Closing and accept the property in its then condition, and deduct from the Purchase Price that amount which Purchaser reasonably determines to be sufficient to cover any remediation costs and Damages (net of such insurance proceeds which Sellers shall pay to Purchaser and the assignment to Purchaser of the right to any unpaid proceeds).

        Section 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.4 Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits, the Seller Disclosure Letter, the Transaction Documents, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, including, without limitation, any transaction between the parties hereto, and (b) shall not be assigned, directly or indirectly, by operation of law or otherwise; provided, however, that the Purchaser may assign its rights and obligations hereunder to any Subsidiary, but the Purchaser shall not be relieved of its obligations hereunder as a result of such assignment; provided, further, however, that the certain Confidentiality and Limited Use Agreement between certain Sellers and the Purchaser will remain in full force and effect.

        Section 10.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction.

        Section 10.6 Venue and Retention of Jurisdiction. All actions brought, arising out of, or related to the Contemplated Transactions shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such actions; provided, that if the Bankruptcy Court abstains from exercising, declines to exercise or lacks jurisdiction with respect to any such action, such abstention, refusal or lack of jurisdiction shall have no affect upon, and shall not control, prohibit or limit the exercise of, jurisdiction by any other court having competent jurisdiction with respect to such action.

        Section 10.7 Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

        Section 10.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

        Section 10.9 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 10.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

        Section 10.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 10.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

        Section 10.13 Liability of the Bankruptcy Administrative Officer. (a) Limitation on Liability. No provision of this Agreement shall be construed to impose any liability upon the Bankruptcy Administrative Officer, Bridge Associates LLC, or its officers, directors, owners, members, employees, agents, legal counsel, advisors and representatives unless a court of competent jurisdiction has determined by final, non-appealable order that such Person's actions or omissions constituted fraud or willful misconduct in the exercise of or failure to exercise any right, power or duty vested in the Bankruptcy Administrative Officer under this Agreement or otherwise.

                (b) Reliance on Orders, Statements, Certificates or Opinions. In the absence of fraud or willful misconduct on the part of the Bankruptcy Administrative Officer, the Bankruptcy Administrative Officer may conclusively rely, as to the truth of the statements and correctness of the opinions expressed therein, upon any Orders, statements, certificates or opinions furnished to the Bankruptcy Administrative Officer and conforming to the requirements of this Agreement.

                (c) Discretion of Bankruptcy Administrative Officer. Within the limitations and restrictions expressed herein and imposed hereby and so long as the Bankruptcy Administrative Officer has not caused the Sellers to breach any covenant or agreement in this Agreement, the Bankruptcy Administrative Officer may take all actions reasonably necessary in order to exercise any or all of the rights, powers and authority conferred on him hereby in all matters concerning this Agreement after forming his best judgment based upon the circumstances without the necessity of obtaining the consent or permission or authorization of Brill or of the Bankruptcy Court.

                (d) Reliance on Professionals. The Bankruptcy Administrative Officer may consult with legal counsel and with such public accountants and other professionals of the Debtors, on any matter related to this Agreement. The Bankruptcy Administrative Officer shall not be liable for any action taken or suffered by it or omitted to be taken by it without fraud or willful misconduct in reasonable reliance on any opinion or certification of such accountants or in accordance with the advice of such counsel or experts.

        Section 10.14 Non-Survival of Representations, Warranties and Agreements. All representations and warranties of the Purchaser and the Sellers contained in this Agreement shall survive until the Closing Date (other than representations and warranties made herein or deemed made that are untrue due to willful misconduct or fraud which shall survive for the applicable statute of limitations); provided, however, that, the covenants and agreements of the parties hereto shall survive in accordance with their terms, provided, further, however, that the representation and warranty set forth in Section 4.6 shall survive indefinitely.

        Section 10.15 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Sellers are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in
Article III above. IT IS UNDERSTOOD THAT EXCEPT TO THE EXTENT OTHERWISE PROVIDED HEREIN, THE PURCHASER ACCEPTS THE CONDITION OF THE ASSETS "AS IS," "WHERE IS" AND "WITH ALL FAULTS" WITHOUT ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR AS TO THE CONDITION OF THE ASSETS, TYPE OR VALUE OF SUCH PROPERTY, AND SELLERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTIES.

                                   ARTICLE XI
                                   DEFINITIONS

        Section 11.1 Defined Terms. As used herein, the terms below shall have the following meanings.

                "Accredited Investor" means an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                "Acquisition Subsidiary" has the meaning set forth in Section
2.3.

                "Acquiring Seller" has the meaning set forth in Section 3.18.

                "Action" has the meaning set forth in Section 7.1(c).

                "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

                "Agreement" has the meaning set forth in the Preamble.

                "Assets" has the meaning set forth in Section 1.1.

                "Purchase Price" has the meaning set forth in Section 1.6(a).

                "Assignment Instruments" has the meaning set forth in Section 2.1(b).

                "Assumed Contracts" has the meaning set forth in Section 1.1(k).

                "Assumed Liabilities" has the meaning set forth in Section 1.3.

                "Assumption Agreement" has the meaning set forth in Section 2.1(a)(iii).

                "Assumption Instruments" has the meaning set forth in Section 2.1(a)(iii).

                "Bankruptcy Administrative Officer" has the meaning set forth in
Section 3.16.

                "Bankruptcy Code" has the meaning set forth in the Recitals.

                "Bankruptcy Court" has the meaning set forth in the Recitals.

                "Bankruptcy Plan" has the meaning set forth in Section 3.18.

                "Bidding Procedures" has the meaning set forth in Section 5.11.

                "BMCH" has the meaning set forth in the Recitals.

                "BMM" has the meaning set forth in the Recitals.

                "Brill" has the meaning set forth in the Preamble.

                "Brill Subsidiaries" has the meaning set forth in the Preamble.

                "Business" has the meaning set forth in the Recitals.

                "Business Day" means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

                "Chapter 11 Case" has the meaning set forth in the Recitals.

                "Closing" has the meaning set forth in Section 2.1.

                "Closing Date" has the meaning set forth in Section 2.1.

                "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended..

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Common Stock" means the Common Stock of the Purchaser, par value $.01 per share.

                "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

                "Condition of the Business" means the business, financial condition and results of operations of the Business.

                "Contemplated Transactions" has the meaning set forth in the Recitals.

                "Continuees" has the meaning set forth in Section 5.11(c).

                "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

                "Conversion Date" has the meaning set forth in the Recitals.

                "Cure Amounts" has the meaning set forth in Section 1.3(a).

                "Damages" means any and all demands, suits, claims, losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses.

                "Deposit" has the meaning set forth in Section 2.4.

                "Employee" means each employee, officer or consultant of the Sellers engaged primarily in the conduct of the Business, but excluding Alan Brill.

                "Encumbrance" means any claim (as such term is defined in the Bankruptcy Code), lien, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, imperfection of title, prior assignments or other encumbrance or charge of any kind or nature whatsoever including, without limitation, claims under theories of successor liability or similar doctrines.

                "Encumbrances" has the meaning set forth in Section 1.1.

                "Environmental Law" has the meaning set forth in Section 3.10.

                "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                "Escrow Agent" has the meaning set forth in Section 2.4.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Excluded Assets" has the meaning set forth in Section 1.2.

                "Excluded Liabilities" has the meaning set forth in Section 1.4.

                "FCC" means the Federal Communications Commission (or any successor Governmental or Regulatory Authority).

                "FCC Applications" has the meaning set forth in Section 5.6(a).

                "FCC Consents" means the granting by the FCC of its consent to the assignment of the FCC Licenses in connection with the consummation of the Contemplated Transactions.

                "FCC Licenses" has the meaning set forth in Section 1.1(a).

                "Final Order" shall mean either (i) an order or determination by the FCC, or other regulatory authority, other than the Bankruptcy Court, (x) that is not reversed, stayed, enjoined, set aside, annulled, or suspended within the deadline, if any, provided by applicable statute or regulation, (y) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (z) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry by the FCC or other regulatory authority of orders staying, reconsidering, or reviewing on its own motion have expired, and in the case of an FCC Final Order, pursuant to which the FCC consents to the assignment of the FCC Licenses, without the imposition of any conditions adverse to Purchaser or any Affiliate of Purchaser or the continued operation of the Radio Broadcast Stations; or (ii) an order by the Bankruptcy Court approving the sale which finds that Purchaser is a good faith Purchaser for purposes of 11 U.S.C. Section 363(m) and has not been stayed by a Court of competent jurisdiction pending an appeal, writ of certiorari, reargument or rehearing of the Order.

                "GAAP" has the meaning set forth in Section 3.5.

                "General Assignment" has the meaning set forth in Section
2.1(b).

                "Governmental Licenses" has the meaning set forth in Section 1.1(d).

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official, department, agency, commission, body or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                "Governmental Requirements" has the meaning set forth in Section 3.3.

                "HSR Act" has the meaning set forth in Section 3.3.

                "Intellectual Property" has the meaning set forth in Section 3.15(a).

                "Involuntary Debtors" has the meaning set forth in the Recitals.

                "IRS" means the Internal Revenue Service.

                "knowledge of the Sellers and the Bankruptcy Administrative Officer" means the actual knowledge of the Bankruptcy Administrative Officer.

                "Laws" has the meaning set forth in Section 4.4.

                "Legal Proceeding" means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any Governmental or Regulatory Authority.

                "Loss" or "Losses" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

                "Orders" has the meaning set forth in Section 4.4.

                "Permits" has the meaning set forth in Section 1.1(d).

                "Permitted Encumbrances" means (i) statutory liens for current Taxes or assessments not yet due or delinquent, (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities related to the Real Property and which do not materially interfere with the present or continued use of the Assets or the Real Property, (iii) all recorded exceptions, recorded restrictions, recorded easements and rights-of-way related to the Real Property and which do not materially interfere with the present use of the Assets or the Real Property.

                "Per Share Price" means the average daily closing price for the Common Stock (as adjusted for any dividends, stock splits, right offerings, stock reclassifications, reorganizations or reclassifications of its stock, or any other distribution or other property rights delivered to holders of Common Stock) for the ten (10) consecutive trading days on which such shares are actually traded on the Nasdaq Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by the Purchaser) ending at the close of trading on the second trading day immediately preceding the Closing Date.

                "Person" means any natural person, firm, partnership, limited liability company, association, corporation, trust, business trust or other entity.

                "Petitioning Creditors" has the meaning set forth in the Recitals.

                "Petitions" has the meaning set forth in the Recitals.

                "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                "Promissory Notes" means those certain promissory notes described below:

        Promissor                   Promissee         Amount of Note       Date of Note
        ---------                   ---------         --------------       ------------
Lancaster-York Broadcasting,     Brill Radio, Inc.      $775,000.00       November 6, 2001
LLC
Brill Media Company, L.P.        Central Michigan       $70,000.00        November 6, 2001
                                 Newspapers, Inc.
Brill Media Company, L.P.        Reading Radio, Inc.    $260,000.00       November 6, 2001
Brill Media Company, L.P.        NCR II, Inc.           $65,000.00        November 6, 2001
Brill Media Company, L.P.        Northern Colorado      $55,000.00        November 6, 2001
                                 Radio, Inc.
Brill Media Company, L.P.        Tri-State              $45,000.00        November 6, 2001
                                 Broadcasting, Inc.
Lancaster-York Broadcasting,     Reading Radio, Inc.    $3,000,000.00     August 11, 1998
LLC
TSB III, LLC                     Brill Radio, Inc.      $9,000,000.00     February 28,2001
                                                        (Revolving Credit
                                                        Note)

                "Purchaser" has the meaning set forth in the Preamble.

                "Purchaser Material Adverse Effect" means any event, change or effect that is materially adverse to the business, properties, assets, liabilities, prospects, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole.

                "Radio Broadcast Stations" or "Stations" means KUAD-FM in Windsor, CO with Facility ID 49538; KTRR-FM in Loveland, CO with Facility ID 50375; new FM station on Channel 232C3 held in Wellington, CO with Facility ID 84497 (FCC File No. BPH-19961127MF); WOMI-AM in Owensboro, KY with Facility ID 67777; WBKR-FM in Owensboro, KY with Facility ID 67778; WKDQ-FM in Henderson, KY with Facility ID 6871, WEBC-AM in Duluth, MN with Facility ID 49689; KKCB-FM in Duluth, MN with Facility ID 49686; KLDJ-FM in Duluth, MN with Facility ID 53999; KBMX-FM (previously KUSZ-FM) in Proctor, MN with Facility ID 4588; WIOV-FM in Ephrata, PA with Facility ID 55308; and WIOV-AM in Reading, PA with Facility ID 55307.

                "Real Property Leases" has the meaning set forth in Section 1.1(q).

                "Sale Order" has the meaning set forth in Section 5.7.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Seller Disclosure Letter" has the meaning set forth in Article III.

                "Seller Material Adverse Effect" means any events, changes, conditions or matters in respect of the Business, individually or in the aggregate, other than the filing of the Petitions and the pendency of the Chapter 11 Case and any proceedings with respect thereto which would result in or would reasonably be expected to result in either: (i) a material adverse effect to the business, properties, assets, liabilities, prospects, financial condition or results of operations of the Sellers, taken as a whole or (ii) a material adverse effect on the ability of the Sellers to perform their obligations hereunder or (iii) Damages relating to the Assets or the operation of the Business or Stations in an amount in excess of $200,000.

                "Sellers" have the meaning set forth in the Preamble.

                "Sellers Representatives" has the meaning set forth in Section 6.2(b).

                "Stipulated Order" has the meaning set forth in the Recitals.

                "Software" has the meaning set forth in Section 3.15(a)(v).

                "Stock Consideration" has the meaning set forth in Section
1.6(a).

                "Subsidiary" shall mean any subsidiary of the Purchaser.

                "Taxes" means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                "Tax Returns" means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

                "Time Brokerage Agreement" has the meaning set forth in Section 2.2.

                "Transaction Documents" means the Assumption Agreement, the General Assignment and the Time Brokerage Agreement.

                "Transfer Taxes" has the meaning set forth in Section 5.10.

                "Transferred Employee" has the meaning set forth in Section 5.12(b).

                "WARN" has the meaning set forth in Section 1.4(e).

        Section 11.2 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

                (b) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

                IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


                                     PURCHASER

                                     REGENT COMMUNICATIONS, INC.


                                     By:  /s/ William L. Stakelin
                                          -----------------------
                                     Name: William L. Stakelin

                                     Title: President

                                     SELLERS

                                     BRILL MEDIA COMPANY, LLC

                                     By:    Bridge Associates, LLC as Bankruptcy
                                            Administrative Officer

                                            By: /s/ Anthony H. N. Schnelling
                                                ----------------------------
                                                   Anthony H. N. Schnelling

                                    BRILL RADIO, INC.
                                    CRH I, INC.
                                    CRH, LLC
                                    IRH I, INC.
                                    IRH, LLC
                                    MMRH, LLC
                                    MRH I, INC.
                                    NB II, INC.
                                    NB III, LLC
                                    NB III HOLDINGS, LLC
                                    NB III HOLDINGS MANAGEMENT, INC.
                                    NB III MANAGEMENT, INC.
                                    NCH II, LLC
                                    NCR II, INC.
                                    NCR III, LLC
                                    NCR IV, LLC
                                    NCR IV HOLDINGS, LLC
                                    NCR IV HOLDINGS MANAGEMENT, INC.
                                    NCR IV MANAGEMENT, INC.
                                    NORTHERN COLORADO HOLDINGS, LLC
                                    NORTHERN COLORADO HOLDINGS MANAGEMENT, INC.
                                    NORTHERN COLORADO RADIO, INC.
                                    NORTHLAND BROADCASTING, LLC
                                    NORTHLAND BROADCASTING MANAGEMENT, INC.
                                    NORTHLAND HOLDINGS, LLC
                                    NORTHLAND HOLDINGS
                                    MANAGEMENT, INC.
                                    PRH, LLC
                                    PRH I, INC.
                                    READING RADIO, INC.
                                    TBR I, LLC
                                    TBR I HOLDINGS, LLC
                                    TBR I HOLDINGS MANAGEMENT, INC.
                                    TBR I MANAGEMENT, INC.
                                    TSB IV, LLC
                                    TSB IV MANAGEMENT, INC.
                                    TRI-STATE BROADCASTING, INC.


                                    By:    Bridge Associates, LLC as Bankruptcy
                                           Administrative Officer

                                           By: /s/ Anthony H. N. Schnelling
                                               ----------------------------
                                                  Anthony H. N. Schnelling

                                                                       EXHIBIT A

                               BRILL SUBSIDIARIES

1.      Brill Radio, Inc. (BRI), Case No. 02-70287
2.      CRH I, Inc. (CRI), Case No. 02-70328
3.      CRH, LLC (CRL), Case No. 02-70336
4.      IRH I, Inc. (IRI), Case No. 02-70293
5.      IRH, LLC (IRL), Case No. 02-70292
6.      MMRH, LLC (MRL), Case No. 02-70295
7.      MRH I, Inc. (MRI), Case No. 02-70338
8.      NB II, Inc. (NB2), Case No. 02-70307
9.      NB III, LLC (B3L), Case No. 02-70300
10.     NB III Holdings, LLC (3HL), Case No. 02-70301
11.     NB III Holdings Management, Inc. (B3H), Case No. 02-70306
12.     NB III Management, Inc. (B3M), Case No. 02-70299
13.     NCH II, LLC (C2L), Case No. 02-70322
14.     NCR II, Inc. (NR2), Case No. 02-70321
15.     NCR III, LLC (N3L), Case No. 02-70289
16.     NCR IV, LLC (N4L), Case No 02-70341
17.     NCR IV Holdings, LLC (4HL), Case No. 02-70323
18.     NCR IV Holdings Management, Inc. (N4H), Case No. 02-70324
19.     NCR IV Management, Inc. (N4M), Case No. 02-70342
20.     Northern Colorado Holdings, LLC (NCL), Case No. 02-70290
21.     Northern Colorado Holdings Management, Inc. (CHM), Case No. 02-70291
22.     Northern Colorado Radio, Inc. (NCR), Case No. 02-70325
23.     Northland Broadcasting, LLC (NBL), Case No. 02-70308
24.     Northland Broadcasting Management, Inc. (NBM), Case No. 02-70337
25.     Northland Holdings, LLC (NHL), Case No. 02-70326
26.     Northland Holdings Management, Inc. (NHM), Case No. 02-70335
27.     PRH, LLC (PRL), Case No. 02-70286
28.     PRH I, Inc. (PRI), Case No. 02-70285
29.     Reading Radio, Inc. (RRI), Case No. 02-70288
30.     TBR I, LLC (TBL), Case No. 02-70297
31.     TBR I Holdings, LLC (TRL), Case No. 02-70282
32.     TBR I Holdings Management, Inc. (TBH), Case No. 02-70283
33.     TBR I Management, Inc. (TBM), Case No. 02-70281
34.     TSB IV, LLC (T4L), Case No. 02-70294
35.     TSB IV Management, Inc. (T4M), Case No. 02-70296
36.     Tri-State Broadcasting, Inc. (TSB), Case No. 02-70284


                                EXHIBIT A TO THE
                         BRILL ASSET PURCHASE AGREEMENT